Exhibit 99.2

Item 7.                                                             Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Form 8-K contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including restructuring charges, availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others.  Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  competition from existing competitors (such as DBS operators and telephone companies) and new competitors (such as high-speed wireless providers) entering our franchise areas;

•                  demand for our basic video, digital video, high-speed data and voice services, which are impacted by competition from other services and the other factors discussed herein;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  developments in the government investigations and litigation related to past practices of the Company in connection with grants of stock options and stock appreciation rights (“SARs”);

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  the outcome of litigation and other proceedings, including the matters described under Item 3.  Legal Proceedings of the notes to our consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for debt securities and bank loans;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system and DBS operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system and DBS operators and telephone companies;

•                  market demand for new services;

•                  whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•                  other risks and uncertainties inherent in the cable television business, the programming and entertainment businesses and our other businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate; and

•                  the factors described in our filings with the Securities and Exchange Commission, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

CABLEVISION SYSTEMS CORPORATION

All dollar amounts, except per subscriber, per unit and per share data, included in the following discussion under this Item 7 are presented in thousands.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Summary

Our future performance is dependent, to a large extent, on general economic conditions including capital market conditions, the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Telecommunications Services

Our Telecommunications Services segment derives revenues principally through monthly charges to subscribers of our video, high-speed data and voice services.  These monthly charges include fees for cable television programming, as well as, in many cases, equipment rental, pay-per-view and video-on-demand, high-speed data and voice services.  Revenue increases are derived from rate increases, increases in the number of subscribers to these services, including additional services sold to our existing subscribers, and upgrades by video customers in the level of programming package to which they subscribe.  We also derive revenues from the sale of advertising time available on the programming carried on our cable television systems.  Revenues from advertising vary based upon the number and demographics of our subscribers who view the programming carried on our cable television systems.  Because 65% of our basic video customers as of December 31, 2007 are already subscribers to our high-speed data services, our ability to continue to grow our high-speed data services may be limited.  Programming costs are the most significant part of our operating expenses and are expected to increase as a result of digital subscriber growth, additional service offerings and contractual rate increases.

Our cable television video services, which accounted for 45% of our consolidated revenues for the year ended December 31, 2007, face competition from the direct broadcast satellite business and the delivery systems of incumbent telephone companies.  There are two major providers of DBS service in the United States, each with significantly higher numbers of subscribers than we have.  We compete with these DBS competitors by “bundling” our service offerings with products that the DBS companies cannot efficiently provide at this time, such as high-speed data service and voice service carried over the cable distribution plant, as well as by providing interactive services that are currently unavailable to a DBS subscriber.  As discussed in greater detail below, we face intense competition from incumbent telephone companies such as Verizon and AT&T, which offer video programming in addition to their voice and high-speed Internet access services, evidencing their commitment to compete across all of the Company’s telecommunications products.  Their competitive position has been improved by recent operational, regulatory and legislative advances that they have made.  Historically, we have made substantial investments in the development of new and innovative programming options for our customers as a way of differentiating ourselves from our competitors.  We likely will continue to do so in order to be a more effective competitor.

Verizon and AT&T offer video programming as well as voice and high-speed Internet access services to residential customers in our service area.  AT&T has obtained authorization to provide such service throughout its Connecticut footprint.  Verizon has constructed fiber to the home network plant that passes a significant number of households in our service area (currently about a quarter of the households according to our estimates).  Verizon has obtained authority to provide video service (it already has or needs no authority to provide phone and data services) for a majority of these homes passed, on a statewide basis in New Jersey and in numerous local franchises in New York.  Verizon has so far not sought to obtain authority for video service in Connecticut. See “Item 1.  Business - Regulation” for a discussion of regulatory and legislative issues and “Item 1A.  Risk Factors -  Our business is subject to extensive government regulation and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do”.

The Company has experienced an increased rate of average monthly churn in its basic video subscribers primarily as a result of increasing competition in its service area (2% in the fourth quarter of 2007 compared with 1.8% during the fourth quarter of 2006).

Our high-speed data services business, which accounted for 16% of our consolidated revenues for the year ended December 31, 2007, faces competition from other providers of high-speed Internet access, including DSL and fiber-based services offered by local telephone companies such as Verizon and AT&T.  In addition, DBS providers have tested the use of certain spectrum to offer satellite-based high-speed data services and are offering broadband data services via partnerships and marketing arrangements with other providers such as Verizon, AT&T, Earthlink, Wildblue, and Clearwire.  This competition, together with our already relatively high penetration, is expected to slow our growth in cable modem penetration from the growth rates we have experienced in the past.  The Company had slower growth during 2007 than experienced in prior years in Optimum Online customers (243,000  in 2007 compared with 345,000 during 2006).

Our VoIP offering, which accounted for approximately 8% of our consolidated revenues for the year ended December 31, 2007, is competitive with incumbent offerings primarily on the basis of pricing, where unlimited United States, Canada and Puerto Rico long distance, regional and local calling, together with certain features for which the incumbent providers charge extra, are offered at one low price.  To the extent the incumbents, who have financial resources that exceed those of the Company, decide to meet our pricing and/or features or reduce their pricing, future growth and success of this business may be impaired.  The regulatory framework for cable modem service and voice service is being developed and changes in how we, and our competitors, are regulated, including increased regulation, may affect our competitive position.

Optimum Lightpath, which accounted for approximately 3% of our consolidated revenues for the year ended December 31, 2007, operates in a highly competitive business telecommunications market and competes against the largest telecommunications companies - incumbent local exchange companies such as Verizon and AT&T, other competitive local exchange companies and long distance companies.  To the extent that dominant market leaders decide to reduce their prices, future success of our Optimum Lightpath business may be impaired.  The trend in business communications has been shifting from a wired voice medium to a wireless, data medium.  Should this trend accelerate dramatically, future growth of Optimum Lightpath may be negatively impacted.

Rainbow

In our Rainbow segment, which accounted for 13% of our consolidated revenues for the year ended December 31, 2007, we earn revenues in two principal ways.  First, we receive affiliate fee payments from cable television system operators, DBS operators and telephone companies (collectively referred to as “operators”).  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators under our affiliation agreements.  The specific affiliate fee revenues we earn vary from operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues in this segment is from advertising.  Under our agreements with cable television system operators and DBS operators and telephone companies, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues in the Rainbow segment by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than our newer, less penetrated services.  Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related subscriber guarantee, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided.  We also may help fund the operators’ efforts to market our channels or we may permit operators to offer limited promotional periods without payment of subscriber fees.  As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold per hour and by increasing rates for such advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services, and the popularity (including within desirable demographic groups) of our services as measured by rating services.

The principal goals in this segment are to increase our affiliate fee revenues and our advertising revenues by increasing distribution and penetration of our national services.  To do this we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between us and the largest operators.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the pricing and other terms of affiliation agreements.  Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant impact on this segment.

Madison Square Garden

Madison Square Garden, which accounted for 15% of our consolidated revenues for the year ended December 31, 2007, consists of our professional sports teams (principally the New York Knicks of the National Basketball Association (“NBA”) and the New York Rangers of the National Hockey League (“NHL”), along with the Hartford Wolf Pack of the American Hockey League and the New York Liberty of the Women’s National Basketball Association), a regional sports programming business, and an entertainment business, as well as the operations of Fuse, a national programming network effective January 1, 2008.  Prior to January 1, 2008, Fuse was included in the Rainbow segment  (prior period segment information has been reclassified and reported on a comparable basis).  Fuse is a music television network featuring music videos, artist interviews, live concerts, and series and specials.  It also operates the Madison Square Garden Arena, Radio City Music Hall, the WaMu Theater and, effective January 1, 2007, the Beacon Theatre in New York City.  In October 2007, Madison Square Garden purchased and assumed the operation of the Chicago Theatre in Chicago, Illinois.  Through June 30, 2007, it also operated the Hartford Civic Center and Rentschler Field (sports and entertainment venues in Connecticut).

Madison Square Garden faces competitive challenges unique to these activities.  We derive revenues in this segment primarily from our network businesses (see below), the sale of tickets, including luxury box rentals, to sporting and entertainment events, from rental rights fees paid to this segment by promoters that present events at our entertainment venues and the sports teams’ share of league-wide distributions of national television rights fees and royalties.  We also derive revenue from the sale of advertising at our owned and operated venues, from food, beverage and merchandise sales at these venues and from the licensing of our trademarks.  Madison Square Garden’s regional sports programming business and Fuse derive their revenues from affiliate fees paid by cable television operators (including our cable television systems), satellite operators that provide video service and sales of advertising.  This segment’s financial performance is affected by the performance of all the teams presented and the attractiveness of its entertainment events and programming content.

Our sports teams’ financial success is dependent on their ability to generate advertising sales, paid attendance, luxury box rentals, and food, beverage and merchandise sales.  To a large extent, the ability of the teams to build excitement among fans, and therefore produce higher revenue streams, depends on the teams’ winning performance, which generates regular season and playoff attendance and luxury box rentals, and which also supports increases in prices charged for tickets, luxury box rentals, and advertising placement.  Each team’s success is dependent on its ability to acquire highly competitive personnel.  The governing bodies of the NBA and the NHL have the power and authority to take certain actions that they deem to be in the best interest of their respective leagues, which may not necessarily be consistent with maximizing our professional sports teams’ results of operations.

Madison Square Garden’s regional sports programming business is affected by our ability to secure desired programming of professional sports teams, in addition to our proprietary programming.  The continued carriage and success of the teams that are telecast by us will impact our revenues from distribution and from the rates charged for affiliation and advertising, as well as the ability to attract advertisers.  Fuse’s business is affected by its ability to acquire or develop desired music related content for the network.  While Madison Square Garden’s regional sports programming business is widely distributed in the New York metropolitan area, it, along with Fuse, faces the same challenges in increasing affiliate fee and advertising revenues as the Rainbow segment’s programming businesses discussed above.

Madison Square Garden’s entertainment business is largely dependent on the continued success of our Radio City Christmas Spectacular and our touring Christmas shows, as well as the availability of, and our venues’ ability to attract, concerts, family shows and events.

The dependence of this segment’s revenues on its sports teams and Christmas shows generally make it seasonal with a disproportionate share of its revenues and operating income being derived in the fourth quarter of each year.

Stock Option Related Matters

We have continued to incur substantial expenses for legal services in connection with the Company’s stock option related litigation, and the investigations by the Securities and Exchange Commission and the U.S. Attorney’s Office for the Eastern District of New York.  We expect to continue to incur substantial expenses in connection with these matters.  See Item 3.  Legal Proceedings.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived and indefinite lived assets at December 31, 2007 include excess costs over fair value of net assets acquired (“goodwill”) of $1,023,480, other intangible assets of $1,388,292 ($893,879 of which are indefinite-lived intangibles) and $3,472,203 of property, plant and equipment.  Such assets accounted for approximately 64% of the Company’s consolidated total assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company is required to determine goodwill impairment using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value.  If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  For other long-lived assets, including intangibles that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment.  If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.  These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge.  Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions.  These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables.  For the Telecommunications Services segment, these valuations also include assumptions for average annual revenue per customer, number of homes passed, operating margin and market penetration as a percentage of homes passed, among other assumptions.  For the Madison Square Garden and Rainbow segments, these valuations also include assumptions for projected average rates per basic and viewing subscribers, number of events (MSG segment only), access to sports programming and feature film rights and the cost of such sports programming and feature film rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell through rates for those spots, average fee per advertising spot, and operating margins, among other assumptions.  If these estimates or material related assumptions change in the future, we may be required to record additional impairment charges related to our long-lived assets.

In order to evaluate the sensitivity of the fair value calculations of the Company’s reporting units on the impairment calculation for indefinite-lived intangibles, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit.  This hypothetical decrease would have no impact on the impairment analysis for any of the Company’s reporting units, except for our theater operations which has goodwill of $10,347 at December 31, 2007.

Rights to programming, including feature films and episodic series, acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun, unless there is uncertainty with respect to either cost, acceptability or availability, then when the uncertainty is resolved.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.  We periodically review the programming usefulness of our program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness of exhibition.  If it is determined that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films is recorded in technical and operating expense.

Owned original programming is produced for us by independent production companies.  Any owned original programming costs qualifying for capitalization are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue.  Projected program usage is based on the historical performance of similar content.  Estimated cash flows can change based upon programming market acceptance, levels of affiliate fee revenue and advertising revenue, and program usage.  Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary which could impact the timing of amortization expenses.

We have recorded impairment losses of approximately $3,160, $1,640 and $663 for the years ended December 31, 2007, 2006 and 2005, respectively, included in technical and operating expense, representing primarily the impairment of certain film and programming contracts.  In addition, we recorded impairment charges of $1,804, $2,104 and $7,697 in 2007, 2006 and 2005, respectively, included in depreciation and amortization related primarily to certain other long-lived assets and goodwill related to certain subsidiaries in our Rainbow segment in 2007, to our theater operations and PVI Virtual Media business in 2006 and to our theater operations and Rainbow segment in 2005, respectively.

Useful Lives of Finite-Lived Intangible Assets:

The Company has recognized intangible assets for affiliation relationships, affiliation agreements, advertiser relationships, season ticket holder relationships and suite holder contracts and relationships as a result of the Regional Programming Partners restructuring transaction with News Corporation in April 2005.  In addition, the Company has also recognized intangible assets for affiliation agreements and advertiser relationships as a result of the July 2003 repurchase of Metro-Goldwyn-Mayer, Inc.’s (“MGM”) 20% interest in each of American Movie Classics Company LLC, WE: Women’s Entertainment and The Independent Film Channel LLC and the repurchase of NBC’s interests in Rainbow Media Holdings LLC in various transactions in 2001 and 2002.  The Company has determined that such intangible assets have finite lives and has estimated those lives to be 4 to 11 years for affiliation agreements, 24 years for affiliation relationships, 7 to 10 years for advertiser relationships, 10 to 15 years for season ticket holder relationships and 3 to 11 years for suite holder contracts and relationships.  At December 31, 2007, the carrying values, net of accumulated amortization, were $332,546 for affiliation agreements and affiliation relationships, $7,068 for broadcast rights and other agreements, $49,779 for advertiser relationships, $59,529 for season ticket holder relationships, $12,031 for suite holder contracts and relationships and $33,460 for other intangibles.

The amount we originally allocated in purchase accounting to the affiliation agreements and affiliation relationships finite-lived intangibles in our consolidated financial statements is the estimated aggregate fair value of those affiliation agreements, affiliation relationships and the related customer relationships.  The useful lives for the affiliation agreements were determined based upon an analysis of the weighted average lives of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements.  The Company has been successful in renewing its affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future.  However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business.  In light of these facts and circumstances, the Company has determined that an estimated useful life of 4 to 11 years for affiliation agreements and 24 years for affiliation relationships is appropriate.

There have been periods when an existing affiliate agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time.  In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewal.  In one case during 2004, there was a 10-day period in which an affiliate was restricted from carrying certain of the Company’s sports and entertainment networks because the parties had not reached agreement on contract renewal terms.  We reached a short-term agreement with the affiliate at the end of the 10-day period and that affiliate continuously carried the networks pursuant to successive subsequent short-term agreements through March 7, 2005.  However, we were unable to reach an agreement with this affiliate at expiration on March 7, 2005, and this affiliate discontinued carriage of certain of the Company’s sports networks.  On May 9, 2005, we reached a multi-year agreement on key rate and positioning terms for carriage of these sports networks and the parties subsequently entered into definitive documentation reflecting such agreement.  See “Impairment of Long-Lived and Indefinite-Lived Assets” discussion above.

If an affiliate were to cease carrying the service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement intangible asset.  If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible.  The Company also would evaluate whether the remaining useful life of the affiliation agreement remained appropriate.  Based on December 31, 2007 carrying values, if the estimated life of all affiliation agreements and affiliation relationships were shortened by 10%, the effect on amortization for the year ending December 31, 2008 would be to increase our annual amortization expense by approximately $6,300.

Valuation of Deferred Tax Assets:

Deferred tax assets have resulted primarily from the Company’s future deductible temporary differences and NOLs.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income and tax planning strategies to allow for the utilization of its NOLs and deductible temporary differences.  If such estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets, resulting in additional income tax expense in the Company’s consolidated statement of operations.  Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances quarterly.  At this time, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize benefit for its gross deferred tax assets, except those deferred tax assets against which a valuation allowance has been recorded which relate to certain state NOLs.  In 2007 and 2006, the Company recorded decreases in the valuation allowance of $536 and $10,404, respectively, relating to certain state NOLs.  In 2005, the Company recorded an increase in the valuation allowance of $6,459, relating to certain state NOLs.  During 2007, 2006 and 2005, certain state NOLs expired prior to utilization.  The deferred tax asset corresponding to the expired NOLs had been fully offset by a valuation allowance.  The associated deferred tax asset and valuation allowance were both reduced by $1,122, $2,638 and $6,953 in 2007, 2006 and 2005, respectively.

Plant and Equipment:

Costs incurred in the construction of the Company’s cable television system, including line extensions to, and upgrade of, the Company’s hybrid fiber-coaxial infrastructure and headend facilities are capitalized.  These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities.  The internal costs that are capitalized consist of salaries and benefits of Company employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities.  These costs are depreciated over the estimated life of the plant and headend facilities.  Costs of operating the plant and the technical facilities, including repairs and maintenance, are expensed as incurred.

Costs incurred to connect businesses or residences that have not been previously connected to the infrastructure or digital platform are also capitalized.  These costs include materials, subcontractor labor, internal labor to connect, provision and provide on-site and remote technical assistance and other related costs associated with the connection activities.  In addition, on-site and remote technical assistance during the provisioning process for new digital product offerings are capitalized.  The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity.  New connections are amortized over 5 years or 12 years for residence wiring and feeder cable to the home, respectively.  The portion of departmental costs related to reconnection, programming service up- and down- grade, repair and maintenance, and disconnection activities are expensed as incurred.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2007 Transactions.  In June 2007, Rainbow Media Holdings completed the sale to Comcast of (i) its 60% interest in Fox Sports Net Bay Area, for a purchase price of $366,750 (the “Bay Area Sale”) and (ii) its 50% interest in Fox Sports Net New England, for a purchase price of $203,250 (the “New England Sale”), for an aggregate purchase price of $570,000, plus certain additional consideration to Rainbow Media Holdings, subject to customary working capital adjustments.  The net operating results of Fox Sports Net Bay Area have been classified as discontinued operations for all periods presented.  The net operating results of Fox Sports Net Bay Area were previously reported in the Rainbow segment.

On May 2, 2007, Cablevision entered into a merger agreement with Central Park Holding Company, LLC (“Dolan Family Acquisition Company”), an entity owned by the Dolan Family Group, and Central Park Merger Sub, Inc.  The terms of the merger agreement provided that Central Park Merger Sub, Inc. would be merged with and into Cablevision and, as a result, Cablevision would continue as the surviving corporation and a wholly-owned subsidiary of Dolan Family Acquisition Company (the “Proposed Merger”).

On October 24, 2007, the Proposed Merger was submitted to a vote of Cablevision’s shareholders and did not receive shareholder approval.  Subsequently, the parties terminated the merger agreement pursuant to its terms.

2005 Transactions.  In April 2005, the Company and News Corporation restructured Regional Programming Partners.  As a result, the Company indirectly owns 100% of Madison Square Garden, L.P. and no longer owns interests in Fox Sports Net Ohio, Fox Sports Net Florida, National Sports Partners or National Advertising Partners.  The Company also owned 100% of Fox Sports Net Chicago, which was shut down in June 2006 and through June 2007 owned 50% of Fox Sports Net New England and 60% of Fox Sports Net Bay Area (see “2007 Transactions” above).

In 2005, subsidiaries of the Company entered into agreements with EchoStar by which EchoStar acquired a 20% interest in VOOM HD and agreed to distribute VOOM on its DISH Network for a 15-year term.  The affiliation agreement with EchoStar for such distribution provides that if VOOM HD fails to spend $100,000 per year (subject to reduction to the extent that the number of offered channels is reduced to fewer than 21), up to a maximum of $500,000 in the aggregate, on VOOM, EchoStar may seek to terminate the agreement under certain circumstances.  On January 30, 2008, EchoStar purported to terminate the affiliation agreement, effective February 1, 2008, based on its assertion that VOOM HD had failed to comply with this spending provision in 2006.  On January 31, 2008, VOOM HD sought and obtained a temporary restraining order from New York Supreme Court for New York County prohibiting EchoStar from terminating the affiliation agreement.  In conjunction with its request for a temporary restraining order, VOOM HD filed a lawsuit against EchoStar asserting that EchoStar did not have the right to terminate the affiliation agreement.  That lawsuit is pending, as is the court’s decision on VOOM HD’s motion for a preliminary injunction.  Separately, on February 1, 2008, EchoStar began to distribute VOOM in a manner that the Company believes violates EchoStar’s obligations under the affiliation agreement.  On February 4, 2008, VOOM HD notified EchoStar of its position that this new distribution constitutes a material breach of the affiliation agreement and reserved all its rights and remedies.

Results of Operations - Cablevision Systems Corporation

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated:

STATEMENT OF OPERATIONS DATA

	Years Ended December 31,				Increase
	2007		2006		(Decrease)
		% of Net		% of Net	in Net
	Amount	Revenues	Amount	Revenues	Income

Revenues, net	$6,484,481	100%	$5,828,493	100%	$655,988

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	2,891,337	45	2,651,890	45	(239,447)
Selling, general and administrative	1,558,455	24	1,471,366	25	(87,089)
Restructuring expense (credits)	4,733	—	(3,484)	—	(8,217)
Depreciation and amortization (including impairments)	1,118,888	17	1,119,829	19	941
Operating income	911,068	14	588,892	10	322,176
Other income (expense):
Interest expense, net	(900,698)	(14)	(891,674)	(15)	(9,024)
Equity in net income of affiliates	4,377	—	6,698	—	(2,321)
Gain on sale of programming and affiliate interests, net	183,286	3	—	—	183,286
Gain (loss) on investments, net	(214,257)	(3)	290,052	5	(504,309)
Write-off of deferred financing costs	(2,919)	—	(14,083)	—	11,164
Gain (loss) on derivative contracts, net	138,144	2	(253,712)	(4)	391,856
Loss on extinguishment of debt	(19,113)	—	(13,125)	—	(5,988)
Minority interests	321	—	1,614	—	(1,293)
Miscellaneous, net	2,636	—	2,845	—	(209)
Income (loss) from continuing operations before taxes	102,845	2	(282,493)	(5)	385,338
Income tax benefit (expense)	(79,181)	(1)	140,462	2	(219,643)
Income (loss) from continuing operations	23,664	—	(142,031)	(2)	165,695
Income from discontinued operations, net of taxes	195,235	3	16,428	—	178,807
Income (loss) before cumulative effect of a change in accounting principle	218,899	3	(125,603)	(2)	344,502
Cumulative effect of a change in accounting principle, net of taxes	(443)	—	(862)	—	419
Net income (loss)	$218,456	3%	$(126,465)	(2)%	$344,921

STATEMENT OF OPERATIONS DATA (continued)

	Years Ended December 31,				Increase
	2006		2005		(Decrease)
		% of Net		% of Net	in Net
	Amount	Revenues	Amount	Revenues	Income

Revenues, net	$5,828,493	100%	$5,082,045	100%	$746,448

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	2,651,890	45	2,249,367	44	(402,523)
Selling, general and administrative	1,471,366	25	1,283,938	25	(187,428)
Restructuring credits	(3,484)	—	(537)	—	2,947
Depreciation and amortization (including impairments)	1,119,829	19	1,074,711	21	(45,118)
Operating income	588,892	10	474,566	9	114,326
Other income (expense):
Interest expense, net	(891,674)	(15)	(748,665)	(15)	(143,009)
Equity in net income of affiliates	6,698	—	3,219	—	3,479
Gain on sale of programming and affiliate interests, net	—	—	64,968	1	(64,968)
Gain (loss) on investments, net	290,052	5	(138,312)	(3)	428,364
Write-off of deferred financing costs	(14,083)	—	—	—	(14,083)
Gain (loss) on derivative contracts, net	(253,712)	(4)	119,180	2	(372,892)
Loss on extinguishment of debt	(13,125)	—	—	—	(13,125)
Minority interests	1,614	—	5,221	—	(3,607)
Miscellaneous, net	2,845	—	650	—	2,195
Loss from continuing operations before taxes	(282,493)	(5)	(219,173)	(4)	(63,320)
Income tax benefit	140,462	2	82,219	2	58,243
Loss from continuing operations	(142,031)	(2)	(136,954)	(3)	(5,077)
Income from discontinued operations, net of taxes	16,428	—	226,274	4	(209,846)
Income (loss) before extraordinary item	(125,603)	(2)	89,320	2	(214,923)
Extraordinary loss on investment, net of taxes	(862)	—	—	—	(862)
Net income (loss)	$(126,465)	(2)%	$89,320	2%	$(215,785)

Comparison of Consolidated Year Ended December 31, 2007 Versus Year Ended December 31, 2006

Consolidated Results – Cablevision Systems Corporation

The Company classifies its business interests into three reportable segments:

•                 Telecommunications Services, consisting principally of our video, high-speed data, VoIP services and the commercial data and voice services operations of Optimum Lightpath;

•                 Rainbow, consisting principally of interests in national and regional television programming networks, including AMC, IFC, WE tv, News 12 and VOOM HD Networks; and

•                 Madison Square Garden, consisting principally of its professional sports teams, a regional sports programming business and an entertainment business, as well as the operations of Fuse, a national programming network effective January 1, 2008.  Prior to January 1, 2008, Fuse was included in the Rainbow segment.  Prior period segment information has been reclassified and reported on a comparable basis.

The Company allocates certain costs to each segment based upon their proportionate estimated usage of services.  The segment financial information set forth below, including the discussion related to individual line items, does not reflect inter-segment eliminations unless specifically indicated.

See “Business Segments Results” for a more detailed discussion relating to the operating results of our segments.

Revenues, net for the year ended December 31, 2007 increased $655,988 (11%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in revenues of the Telecommunication Services segment	$483,462
Increase in revenues of the Rainbow segment	106,661
Increase in revenues of the Madison Square Garden segment	96,986
Other net decreases	(6,518)
Inter-segment eliminations	(24,603)
$655,988

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•                  cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;

•                  network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;

•                  contractual rights expense to broadcast certain live sporting events and contractual compensation expense pursuant to employment agreements with professional sports teams’ personnel;

•                  amortization of costs to license programming, including program rights and production costs of our Rainbow businesses; and

•                  interconnection, call completion and circuit fees relating to our telephone and VoIP businesses which represent the transport and termination of calls with other telecommunications carriers.

Technical and operating expenses (excluding depreciation and amortization and impairments) in 2007 increased $239,447 (9%) as compared to 2006.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$232,273
Increase in expenses of the Rainbow segment	31,003
Decrease in expenses of the Madison Square Garden segment	(2,086)
Other net decreases	(2,134)
Inter-segment eliminations	(19,609)
$239,447

As a percentage of revenues, technical and operating expenses remained constant during 2007 as compared to 2006.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of customer call centers.  Selling, general and administrative expenses increased $87,089 (6%) for 2007 as compared to 2006.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$76,176
Increase in expenses of the Rainbow segment	11,110
Increase in expenses of the Madison Square Garden segment	19,943
Other net decreases	(14,031)
Inter-segment eliminations	(6,109)
$87,089

As a percentage of revenues, selling, general and administrative expenses decreased 1% in 2007 compared to 2006.

Restructuring charges (credits) amounted to $4,733 in 2007 and $(3,484) in 2006. The 2007 amount related primarily to severance and other costs of $3,123 associated with the 2007 restructuring plans and adjustments to facility realignment provisions and other costs recorded in connection with the 2001, 2002 and 2006 restructuring plans of $1,610.  The 2006 amount related primarily to adjustments to facility realignment provisions recorded in connection with the 2001 and 2002 restructuring plans of $(3,996), partially offset by a charge of $512 relating to facility realignment and severance costs associated with the 2006 restructuring plans.

Depreciation and amortization (including impairments) decreased $941 for 2007 as compared to 2006. The net decrease consisted of a decrease in amortization expense of $1,864 due to certain long-lived assets becoming fully amortized, partially offset by an increase in depreciation expense of $923 due primarily to depreciation of new fixed assets and losses on certain asset disposals.

Net interest expense increased $9,024 (1%) during 2007 compared to 2006.  The net increase is attributable to the following:

Increase due to higher average debt balances related primarily to the financing of the 2006 special dividend in the second quarter of 2006, partially offset by lower outstanding collateralized indebtedness and the redemption of certain senior and senior subordinated notes and debentures in May 2006, August 2007 and December 2007	$19,670
Decrease due to lower average interest rates on indebtedness	(4,326)
Higher interest income	(3,626)
Other net decreases	(2,694)
$9,024

Equity in net income of affiliates amounted to $4,377 in 2007 compared to $6,698 in 2006.  Such amounts consist of the Company’s share of the net income of certain businesses in which the Company does not have a majority ownership interest.

Gain on sale of affiliate interests of $183,286 for the year ended December 31, 2007 resulted from the sale of our 50% equity interest in the Fox Sports Net New England business in June 2007.

Gain (loss) on investments, net for the years ended December 31, 2007 and 2006 of $(214,257) and $290,052 respectively, consists primarily of the net change in the fair value of Comcast, General Electric, AT&T, Charter Communications, Leapfrog, and Adelphia Communications common stock owned by the Company.  As of December 31, 2007, the Company’s investment securities held as collateral consist of Comcast and General Electric common shares.  Our holdings of AT&T, Charter, Leapfrog and Adelphia common stock were delivered to each counterparty in connection with the settlement of their related monetization contracts upon their maturity.  The effects of these gains and losses are largely offset by the losses and gains on related derivative contracts described below.

Write-off of deferred financing costs for the year ended December 31, 2007 of $2,919 represents costs written off in connection with the partial redemption in August 2007 of Rainbow National Services’ senior subordinated notes due 2014.  Write-off of deferred financing costs for 2006 of $14,083 includes $6,084 of costs written off in connection with the refinancing of the Rainbow National Services LLC credit agreement in July 2006, $3,412 of costs written off in connection with the early redemption of CSC Holdings’ $250,000 principal amount of 10-1/2% Senior Subordinated Debentures due 2016 in May 2006, and $4,587 of costs written off in connection with the refinancing of the CSC Holdings credit agreement.

Gain (loss) on derivative contracts, net for the years ended December 31, 2007 and 2006 consisted of the following:

	Years Ended December 31,
	2007	2006
Unrealized and realized gain (loss) due to the change in fair value of the Company’s prepaid forward contracts relating to the AT&T, Comcast, Charter Communications, General Electric, and Leapfrog shares	$214,712	$(214,352)
Unrealized and realized losses on interest rate swap contracts	(76,568)	(39,360)
	$138,144	$(253,712)

The effects of these gains and losses are largely offset by the losses and gains on investment securities pledged as collateral which are included in gain (loss) on investments, net discussed above.

Loss on extinguishment of debt of $19,113 for the year ended December 31, 2007 represents the excess of the redemption price over the carrying value of the $175,000 principal amount of the Rainbow National Services senior subordinated notes due 2014 redeemed in August 2007.  Loss on extinguishment of debt of $13,125 for the year ended December 31, 2006 represents the premium paid on the early redemption of CSC Holdings’ $250,000 principal amount of 10-1/2% Senior Subordinated Debentures due 2016 in May 2006.

Minority interests for the years ended December 31, 2007 and 2006 of $321 and $1,614, respectively, represent other parties’ share of the net income (losses) of entities which are not entirely owned by us but which are consolidated in our financial statements.

Net miscellaneous income of $2,636 and $2,845 for the years ended December 31, 2007 and 2006, respectively, resulted primarily from dividends received on certain of the Company’s investment securities, partially offset by other miscellaneous expenses.

Income tax expense attributable to continuing operations of $79,181 for the year ended December 31, 2007 resulted primarily from the Company’s pretax income, state income tax expense of $7,120, tax expense of $10,831 for the impact of a change in the state rate used to measure deferred taxes, tax expense of $8,849, including accrued interest, recorded pursuant to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and the tax impact of non-deductible officers’ compensation and other non-deductible expenses of $9,355 and $6,285, respectively, partially offset by a decrease in the valuation allowance of $536 relating to certain state NOLs.

Income tax benefit attributable to continuing operations of $140,462 for the year ended December 31, 2006 resulted primarily from the Company’s pretax loss, state income tax benefit of $25,230, increased by a $10,404 decrease in the valuation allowance relating to certain state NOLs, a tax benefit of $16,356 resulting from the reduction in a tax contingency liability pursuant to a change in judgment, a tax benefit of $5,013 resulting from the favorable settlement of an issue with a taxing authority, partially offset by the impact of non-deductible officers’ compensation of $4,443 and other non-deductible expenses of $6,768.

Income (loss) from discontinued operations

In April 2005, the operations of the Rainbow DBS satellite distribution business were shut down.  In connection with the shut down, certain assets of the business, including the Rainbow 1 direct broadcast satellite and certain other related assets were sold to a subsidiary of EchoStar for $200,000 in cash.  This transaction closed in November 2005.

In 2006, the Company accrued $50,898, including interest, reflected as an expense in discontinued operations, as a result of the judgment entered against Cablevision and Rainbow DBS in the Loral matter (see Item 3.  Legal Proceedings).  The Company has posted a cash collateralized bond in the amount of $52,159, which is reflected as restricted cash in the Company’s consolidated balance sheet at December 31, 2007.

In April 2005, the Company and News Corporation restructured Regional Programming Partners.  As a result, the Company owns 100% of Madison Square Garden and no longer owns interests in Fox Sports Net Ohio, Fox Sports Net Florida, National Sports Partners or National Advertising Partners.  The Company also owned 100% of Fox Sports Net Chicago which was shut down in June 2006 and through June 2007, the Company owned a 60% interest in Fox Sports Net Bay Area and a 50% interest in Fox Sports Net New England.  In June 2007, the Company completed the sale of its 60% interest in Fox Sports Net Bay Area and its 50% interest in Fox Sports Net New England to Comcast.

The net operating results of the Fox Sports Net Bay Area, Fox Sports Net Chicago, Fox Sports Net Ohio and Fox Sports Net Florida businesses and those of the Rainbow DBS distribution business have been reported in discontinued operations in the Company’s consolidated statements of operations for all periods presented.

Income (loss) from discontinued operations, net of taxes, for the years ended December 31, 2007 and 2006 reflects the following items, net of related income taxes and minority interests:

	Years Ended December 31,
	2007	2006
Gain on sale of Fox Sports Net Bay Area, net of taxes	$186,281	$—
Net operating results of the Rainbow DBS distribution business, including shutdown costs, net of taxes*	4,167	(33,472)
Net operating results of Fox Sports Net Chicago, net of taxes**	—	40,955
Net operating results of Fox Sports Net Bay Area, net of taxes	4,787	8,982
Other, net of taxes	—	(37)
	$195,235	$16,428

*                 The 2006 amount includes $30,025, net of taxes, representing the Make Whole Payment due to Loral.  See Item 3.  Legal Proceedings.

**          The 2006 amount includes approximately $46,100, net of taxes, representing the collection in June 2006 of affiliate revenue from a cable affiliate, including approximately $42,200, net of taxes, relating to periods prior to 2006, that had not been previously recognized due to a contractual dispute.  The underlying contract was terminated in June 2006 and no further payments will be received under this contract.

Business Segments Results – Cablevision Systems Corporation

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for the Company’s Telecommunications Services segment:

	Years Ended December 31,
					Increase
	2007		2006		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income

Revenues, net	$4,721,169	100%	$4,237,707	100%	$483,462
Technical and operating expenses (excluding depreciation and amortization)	2,006,880	43	1,774,607	42	(232,273)
Selling, general and administrative expenses	910,207	19	834,031	20	(76,176)
Restructuring credits	—	—	(17)	—	(17)
Depreciation and amortization	929,606	20	915,724	22	(13,882)
Operating income	$874,476	19%	$713,362	17%	$161,114

Revenues, net for the year ended December 31, 2007 increased $483,462 (11%) as compared to revenues for the prior year.  The following table presents the increases by major components of revenues for the years ended December 31, 2007 and 2006 for the Company’s Telecommunications Services segment:

				Percent
	As of December 31,		Increase	Increase
	2007	2006	(Decrease)	(Decrease)
Video (including analog, digital, pay-per-view, video-on-demand and digital video recorder)	$2,774,291	$2,576,598	$197,693	8%
High-speed data	1,013,462	900,024	113,438	13%
Voice	534,553	369,793	164,760	45%
Advertising	118,473	119,239	(766)	(1)%
Other (including installation, home shopping, advertising sales commissions, and other products)	105,519	109,781	(4,262)	(4)%
Total cable television	4,546,298	4,075,435	470,863	12%
Optimum Lightpath	215,476	210,594	4,882	2%
Intra-segment eliminations	(40,605)	(48,322)	7,717	16%
Total Telecommunications Services	$4,721,169	$4,237,707	$483,462	11%

Revenue increases reflected above are primarily derived from increases in the number of subscribers to our high speed data and voice services, including additional services sold to our existing video subscribers, (set forth in the table below), upgrades by video customers from the level of the programming package to which they subscribe, and general increases in rates, offset in part by offer discounts and other rate changes.  As a result, our average monthly revenue per basic video subscriber for the three months ended December 31, 2007 was $125.10 as compared with $115.30 for the three months ended December 31, 2006.  The increase in Optimum Lightpath net revenues is primarily attributable to growth in Ethernet data services, partially offset by reduced traditional data services and intra-segment revenue from the VoIP business.

The following table presents certain subscriber information as of December 31, 2007 and 2006 for the Company’s cable television systems (excluding Optimum Lightpath):

				Percent
	As of December 31,		Increase	Increase
	2007	2006	(Decrease)	(Decrease)
		(in thousands)

Basic video customers	3,123	3,127	(4)	—
iO digital video customers	2,628	2,447	181	7%
Optimum Online high-speed data customers	2,282	2,039	243	12%
Optimum voice customers	1,592	1,209	383	32%
Residential telephone customers	—	5	(5)	(100)%
Total revenue generating units	9,625	8,827	798	9%

The Company had a decline of approximately 4,000 basic video customers, however it added approximately 798,000 revenue generating units (“RGUs”) in 2007.  The Company had slower growth during 2007 than experienced in prior years in iO digital video customers (181,000 in 2007 compared with 484,000 during 2006), Optimum Online customers (243,000 in 2007 compared with 345,000 during 2006) and voice customers (383,000 in 2007 compared with 478,000 during 2006).  The reduction in basic video subscribers and the slowing growth in other service offerings reflect the impact of the Company’s relatively high penetration rates and, to a lesser extent, the effects of intensifying competition, particularly from Verizon.  In the fourth quarter of 2007, the Company had an increase of approximately 1,000 basic video customers and added approximately 208,000 RGUs.

Technical and operating expenses (excluding depreciation and amortization) for 2007 increased $232,273 (13%) compared to 2006.  The net increase is attributable to the following:

Increase in programming costs (including costs of on-demand services) due primarily to increases in the video services purchased by our subscribers, expanded service offerings, and programming rate increases	$139,312
Resolution of a contractual programming dispute in 2006*	26,476
Increase in field service and network related costs primarily due to growth in revenue generating units	56,592
Increase in call completion and interconnection costs, taxes, and fees (net of related intra-segment eliminations) primarily due to our flat-rate international service offering which began in the second quarter of 2006 and subscriber growth, partially offset by lower rates	14,283
Increase in franchise fees	10,435
Net decrease in expense primarily due to presentation of certain customer related taxes as a reduction of revenue in 2007**	(15,360)
Other net increases	32
Intra-segment eliminations	503
$232,273

*                 Represents the collection of $26,476 in 2006 related to the resolution of a contractual programming dispute, $19,476 of which was due in periods prior to 2006 but not recognized as a reduction to programming costs because it was being disputed and was not being paid by the affiliate.  The underlying contract was terminated in June 2006 and no further payments will be received under the contract.  Payments received under the contract were accounted for as a reduction to programming costs in 2006.

**          Beginning in 2007, certain taxes and fees are now being collected from customers by the Company as agent and, accordingly, are reported as a reduction of revenue.

As a percentage of revenues, technical and operating expenses increased 1% during 2007 as compared to 2006.

Selling, general and administrative expenses increased $76,176 (9%) for 2007 as compared to 2006.  The net increase is attributable to the following:

Increase in sales and marketing costs	$51,130
Increase in customer related costs (principally call center related costs) primarily due to increased revenue generating units	31,611
Decrease in share-based compensation expense	(15,160)
Increase in expenses relating to Cablevision’s long-term incentive plans	4,533
Increase in other general and administrative costs	3,558
Intra-segment eliminations	504
$76,176

As a percentage of revenues, selling, general and administrative expenses decreased 1% in 2007 as compared to 2006.

Depreciation and amortization increased $13,882 (2%) for 2007 as compared to 2006.  The net increase resulted primarily from depreciation of new fixed assets, principally subscriber devices and VoIP equipment, partly offset by lower depreciation due to certain asset disposals in the fourth quarter of 2006.

Rainbow

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s Rainbow segment:

	Years Ended December 31,
					Increase
	2007		2006		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income

Revenues, net	$843,548	100%	$736,887	100%	$106,661
Technical and operating expenses (excluding depreciation, amortization and impairments)	328,436	39	297,433	40	(31,003)
Selling, general and administrative expenses	336,464	40	325,354	44	(11,110)
Restructuring charges	2,820	—	—	—	(2,820)
Depreciation and amortization (including impairments)	89,117	11	92,561	13	3,444
Operating income	$86,711	10%	$21,539	3%	$65,172

The Rainbow segment’s operating income is comprised of the following:

	Years Ended December 31,
	2007	2006
Operating income (loss):
AMC, WE tv and IFC	$239,567	$197,294
Other programming services	(152,856)	(175,755)
	$86,711	$21,539

Other programming services primarily consist of Lifeskool, sportskool, News 12 Networks, IFC Entertainment, VOOM, Rainbow Network Communications, and Rainbow Advertising Sales Corporation.  The operating losses from Rainbow’s other programming services were attributable primarily to VOOM, as well as the News 12 Networks, IFC Entertainment.

Revenues, net for the year ended December 31, 2007 increased $106,661 (14%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in advertising revenues at the AMC, IFC and WE tv businesses	$35,259
Increase in affiliate fee revenues and other revenue at Rainbow’s other programming businesses, primarily at VOOM HD Networks due to increased distribution by EchoStar and its launch by Cablevision during the third quarter of 2007	42,363
Increase in affiliate fee revenues and other revenue at the AMC, WE tv and IFC businesses resulting primarily from increases in viewing subscribers and rates	31,891
Decrease in advertising revenues at Rainbow’s other programming businesses	(2,852)
$106,661

Revenue increases discussed above are primarily derived from increases in the number of viewing subscribers and affiliate fee rates charged for our services and the increases in the level of advertising on our networks.  The following table presents certain viewing subscriber information at December 31, 2007 and 2006:

	As of December 31,			Percent
	2007	2006	Increase	Increase
		(in thousands)
Viewing Subscribers:
AMC	84,400	81,100	3,300	4.1%
WE tv	57,200	52,700	4,500	8.5%
IFC	44,600	40,100	4,500	11.2%
VOOM HD Networks	2,100	300	1,800	*

*                             The increase in VOOM HD Networks viewing subscribers is primarily due to growth in distribution by EchoStar and the launch of VOOM during the third quarter of 2007 by Cablevision.

Technical and operating expenses (excluding depreciation and amortization and impairments) for the year ended December 31, 2007 increased $31,003 (10%) compared to 2006.  The net increase is attributable to the following:

Net increase resulting from higher programming and contractual costs at the other Rainbow businesses, primarily at VOOM HD Networks, IFC Entertainment and for Rainbow’s film library assets	$15,477
Net increase in other programming related expenses at the AMC, WE tv and IFC businesses which resulted primarily from amortization of licensed programming content and series development/original programming costs as well as broadband/video-on-demand related costs	26,586
Net decrease in original programming expenses at the AMC, WE tv and IFC businesses due to certain of those costs qualifying for capitalization in 2007	(11,060)
$31,003

As a percentage of revenues, technical and operating decreased 1% during 2007 as compared to 2006.

Selling, general and administrative expenses increased $11,110 (3%) for 2007 compared to 2006.  The net increase is attributable to the following:

Net increase in selling, marketing and advertising costs at the AMC, WE tv and IFC businesses. The increase is due primarily to an increase in marketing and promotion of original programming series premieres	$9,060
Net increase in selling, marketing and advertising costs at Rainbow’s other programming services primarily related to marketing and promotional activities. The increase is due primarily to an increase in marketing and promotion at IFC Entertainment	4,290
Decrease in share-based compensation expense	(8,819)
Increase in expenses relating to Cablevision’s long-term incentive plans	3,047
Increase in administrative costs	3,532
$11,110

As a percentage of revenues, selling, general and administrative expenses decreased 4% in 2007 compared to 2006.

Restructuring charges of $2,820 for the year ended December 31, 2007 represents primarily severance charges resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments.

Depreciation and amortization (including impairments) decreased $3,444 (4%) for 2007 as compared to 2006.  The decrease in depreciation and amortization expense was primarily attributable to a net decrease in depreciation expense relating to certain fixed assets becoming fully depreciated in 2006 and certain intangible assets becoming fully amortized in the first quarter of 2007.

Madison Square Garden

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to net revenues for Madison Square Garden.

	Years Ended December 31,
					Increase
	2007		2006		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income

Revenues, net	$1,002,182	100%	$905,196	100%	$96,986
Technical and operating expenses (excluding depreciation and amortization)	634,688	63	636,774	70	2,086
Selling, general and administrative expenses	242,923	24	222,980	25	(19,943)
Restructuring charges	221	—	143	—	(78)
Depreciation and amortization	62,399	6	65,171	7	2,772
Operating income (loss)	$61,951	6%	$(19,872)	(2)%	$81,823

The dependence of this segment’s revenues on its sports teams and Christmas shows generally make it seasonal with a disproportionate share of its revenues and operating income being derived in the fourth quarter of each year.

Revenues, net for the year ended December 31, 2007 increased $96,986 (11%) as compared to revenues for the prior year.  This net increase is attributable to the following:

Higher revenues from entertainment events, including new New York City and Chicago venues in 2007, offset in part by the termination of the operating agreements for two Connecticut venues effective July 1, 2007	$62,310
Net higher network (MSG Network, Fox Sports Net New York and Fuse) affiliate fees	26,220
Higher sports team playoff related revenue	8,764
Higher other sports team related revenues	5,089
Lower network other revenue, primarily from decreased advertising sales, excluding playoffs	(5,581)
Other net increases	184
$96,986

Technical and operating expenses (excluding depreciation and amortization) for the year ended December 31, 2007 decreased $2,086 as compared to the prior year.  This decrease is attributable to the following:

Higher costs associated with the higher revenues from entertainment events	$44,030
Higher operating costs of venues, primarily new New York City and Chicago venues in 2007, offset in part by the termination of the operating agreements for two Connecticut venues effective July 1, 2007	9,518
Higher networks operating costs, primarily higher broadcast rights fees	5,530
Lower benefit from amortization of team related purchase accounting liabilities (see discussion below)	6,263
Higher sports team playoff related expenses	4,562
Lower net provisions for certain team personnel transactions (including the impact of luxury tax)	(55,837)
Lower provision for National Basketball Association’s luxury tax (excluding impact of certain team personnel transactions referred to above)	(8,545)
Lower other team operating expenses, primarily team personnel compensation	(8,637)
Other net increases	1,030
$(2,086)

The purchase accounting liabilities discussed above were established in April 2005 as a result of the Company’s acquisition of the minority interest in Madison Square Garden, L.P.  Following this transaction, the Company began to amortize these purchase accounting liabilities over the period of the respective player contracts.  During 2006 and 2005, the majority of these players were waived or traded and the unamortized purchase accounting liabilities associated with these players were written off.  Unamortized purchase accounting liabilities at December 31, 2007 amounted to $3,621.

As a percentage of revenues, technical and operating expenses decreased 7% during the year ended December 31, 2007 as compared to the prior year.

Selling, general, and administrative expenses for the year ended December 31, 2007 increased $19,943 (9%) as compared to the prior year. This increase is attributable to the following:

Higher annual employee compensation and related benefits and expenses relating to Cablevision’s long-term incentive plan (excluding share-based compensation)	$10,664
Lower expenses related to Cablevision’s share-based compensation plans	(4,102)
Other net increases, primarily higher legal and other professional fees and provision for settlement of litigation	13,381
$19,943

As a percentage of revenues, selling, general and administrative expenses decreased 1% during the year ended December 31, 2007 as compared to the prior year.

Depreciation and amortization expense for the year ended December 31, 2007 decreased $2,772 (4%) as compared to the prior year primarily as a result of certain assets becoming fully depreciated.

Comparison of Consolidated Year Ended December 31, 2006 Versus Year Ended December 31, 2005

Consolidated Results – Cablevision Systems Corporation

Revenues, net for the year ended December 31, 2006 increased $746,448 (15%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in revenues of the Telecommunication Services segment	$630,942
Increase in revenues of the Rainbow segment	43,972
Increase in revenues of the Madison Square Garden segment	57,644
Other net decreases	(994)
Inter-segment eliminations	14,884
$746,448

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•                  cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;

•                  network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;

•                  contractual rights payments to broadcast certain live sporting events and contractual payments pursuant to employment agreements with professional sports teams’ personnel;

•                  amortization of costs to license programming, including program rights and production costs of our Rainbow businesses; and

•                  interconnection, call completion and circuit fees relating to our telephone and VoIP businesses which represent the transport and termination of calls with other telecommunications carriers.

Technical and operating expenses (excluding depreciation and amortization and impairments) in 2006 increased $402,523 (18%) as compared to 2005.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$269,941
Increase in expenses of the Rainbow segment	22,765
Increase in expenses of the Madison Square Garden segment	93,699
Other net increases	596
Inter-segment eliminations	15,522
$402,523

As a percentage of revenues, technical and operating expenses increased 1% during 2006 as compared to 2005.  This increased percentage is primarily attributable to increases in technical and operating expenses of the Madison Square Garden segment and to a lesser extent the Rainbow segment.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of customer call centers.  Selling, general and administrative expenses increased $187,428 (15%) for 2006 as compared to 2005.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$129,474
Increase in expenses of the Rainbow segment	34,409
Increase in expenses of the Madison Square Garden segment	24,820
Other net decreases	(578)
Inter-segment eliminations	(697)
$187,428

On January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (“Statement No. 123R”).  Statement No. 123R eliminates the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that share-based payments be accounted for using a fair-value-based method.  As a result of the adoption of Statement No. 123R, the Company’s stock plan expense for 2006 for all segments has increased as compared to 2005.

As a percentage of revenues, selling, general and administrative expenses remained constant in 2006 compared to 2005.

Restructuring credits amounted to $3,484 in 2006 and $537 in 2005. The 2006 amount related primarily to adjustments to facility realignment provisions recorded in connection with the 2001 and 2002 restructuring plans of $3,996, partially offset by a charge of $512 relating to facility realignment and severance costs associated with the 2006 restructuring plans. The 2005 amount is comprised of a $2,060 credit resulting from changes in estimates of facility realignment costs relating to the 2001 and 2002 restructuring plans, partially offset by $1,025 of severance costs in 2005 and $498 of additional provisions for severance costs associated with the 2004 and 2003 restructuring plans.

Depreciation and amortization (including impairments) increased $45,118 (4%) for 2006 as compared to 2005.  The net increase consisted of an increase in depreciation expense of $54,260 primarily from depreciation of new fixed assets in our telecommunication services segment, partially offset by a decrease in amortization expense of $8,401 primarily resulting from an impairment of certain intangibles recorded in 2005 attributable to the shutdown of two of three MetroChannels and a net decrease of $741 relating to the impairment of certain long-lived assets within our theater operations.

Net interest expense increased $143,009 (19%) during 2006 compared to 2005.  The net increase is attributable to the following:

Increase due to higher average debt balances related primarily to the financing of the special dividend on March 29, 2006, partially offset by lower outstanding collateralized indebtedness and the redemption of certain senior subordinated debentures	$118,328
Increase due to higher average interest rates	48,990
Higher interest income	(20,654)
Other net decreases	(3,655)
$143,009

Equity in net income of affiliates amounted to $6,698 in 2006 compared to $3,219 in 2005.  Such amounts consist of the Company’s share of the net income or loss of certain businesses in which the Company does not have a majority ownership interest.

Gain on sale of affiliate interests of $64,968 for the year ended December 31, 2005 resulted primarily from the Company and News Corporation restructuring their ownership of National Sports Partners and National Advertising Partners.

Gain (loss) on investments, net for the years ended December 31, 2006 and 2005 of $290,052 and $(138,312) respectively, consists primarily of the net increase or decrease in the fair value of Comcast, General Electric, AT&T, Charter Communications, Leapfrog, and Adelphia Communications common stock owned by the Company. The effects of these gains and losses are largely offset by the losses and gains on related derivative contracts described below.

Write-off of deferred financing costs for the year ended December 31, 2006 of $14,083 includes $6,084 of costs written off in connection with the refinancing of the Rainbow National Services LLC credit agreement in July 2006, $3,412 of costs written off in connection with the early redemption of CSC Holdings’ $250,000 principal amount of 10-1/2% Senior Subordinated Debentures due 2016 in May 2006, and $4,587 of costs written off in connection with the refinancing of the CSC Holdings credit agreement.

Gain (loss) on derivative contracts, net for the years ended December 31, 2006 and 2005 consisted of the following:

	Years Ended December 31,
	2006	2005
Unrealized and realized gain (loss) due to the change in fair value of the Company’s prepaid forward contracts relating to the AT&T, Comcast, Charter Communications, General Electric, Leapfrog and Adelphia Communications shares	$(214,352)	$135,677
Unrealized and realized losses on interest rate swap contracts	(39,360)	(16,497)
	$(253,712)	$119,180

The effects of these gains and losses are largely offset by the losses and gains on investment securities pledged as collateral which are included in gain (loss) on investments, net discussed above.

Loss on extinguishment of debt of $13,125 for the year ended December 31, 2006 represents the premium paid on the early redemption of CSC Holdings’ $250,000 principal amount of 10-1/2% Senior Subordinated Debentures due 2016 in May 2006.

Minority interests of $1,614 and $5,221 for the years ended December 31, 2006 and 2005, respectively, represent other parties’ share of the net income or losses of entities which are not entirely owned by us but which are consolidated in our financial statements.

Net miscellaneous income of $2,845 and $650 for the years ended December 31, 2006 and 2005, respectively, resulted primarily from dividends received on certain of the Company’s investment securities, partially offset by other miscellaneous expenses.

Income tax benefit attributable to continuing operations of $140,462 for the year ended December 31, 2006 resulted primarily from the Company’s pretax loss, state income tax benefit of $25,230, increased by a $10,404 decrease in the valuation allowance relating to certain state NOLs, a tax benefit of $16,356 resulting from the reduction in a tax contingency liability pursuant to a change in judgment, a tax benefit of $5,013 resulting from the favorable settlement of an issue with a taxing authority, partially offset by the impact of non-deductible officers’ compensation of $4,443 and other non-deductible expenses of $6,768.

Income tax benefit attributable to continuing operations of $82,219 for the year ended December 31, 2005 resulted primarily from the pretax loss, state income tax benefit of $13,156, increased by a tax benefit of $6,701 resulting from an adjustment to a state tax rate, partially offset by an increase in the valuation allowance of $6,459 relating to certain state NOLs and the impact of non-deductible officers’ compensation of $6,226 and other non-deductible expenses of $10,637.

As of December 31, 2006, the Company was being audited by the state of Ohio for the tax year ended December 31, 2000.  The primary audit issue was the amount of gain that should have been subject to tax in Ohio pursuant to the 2000 sale of certain cable television systems.  Ohio had asserted that more of the gain should be taxed in Ohio.  Ohio had issued a proposed assessment of additional tax due of approximately $55,000 plus interest of approximately $12,000.  As of December 31, 2006, the Company had recorded a liability with respect to such matter of $10,937, including interest, which represented management’s best estimate of the additional amount that may be owed.  In April 2007, the Company settled the Ohio income tax audit for the tax year ended December 31, 2000 for $18,000, inclusive of interest.  In 2007, the Company recognized additional income tax expense of $7,063, excluding the associated deferred tax benefit.

Income (loss) from discontinued operations

In April 2005, the operations of the Rainbow DBS satellite distribution business were shut down.  In connection with the shut down, certain assets of the business, including the Rainbow 1 direct broadcast satellite and certain other related assets were sold to a subsidiary of EchoStar for $200,000 in cash.  This transaction closed in November 2005.

In 2006, the Company accrued $50,898, including interest, reflected as an expense in discontinued operations, as a result of the judgment entered against Cablevision and Rainbow DBS in the Loral matter (see “Item 3.  Legal Proceedings”).  The Company has posted a cash collateralized bond in the amount of $52,159, which is reflected as restricted cash in the Company’s consolidated balance sheet at December 31, 2007.

In April 2005, the Company and News Corporation restructured Regional Programming Partners.  As a result, the Company indirectly owns 100% of Madison Square Garden, L.P. and no longer owns interests in Fox Sports Net Ohio, Fox Sports Net Florida, National Sports Partners or National Advertising Partners.  The Company also owned 100% of Fox Sports Net Chicago which was shut down in June 2006 and through June 2007, the Company owned a 60% interest in Fox Sports Net Bay Area and a 50% interest in Fox Sports Net New England.  In June 2007, the Company completed the sale of its 60% interest in Fox Sports Net Bay Area and its 50% interest in Fox Sports Net New England to Comcast.

The net operating results of the Fox Sports Net Bay Area, Fox Sports Net Chicago, Fox Sports Net Ohio and Fox Sports Net Florida businesses and those of the Rainbow DBS distribution business, which was shut down in April 2005, have been reported in discontinued operations in the Company’s consolidated statements of operations for all periods presented.

Income (loss) from discontinued operations, net of taxes for the years ended December 31, 2006 and 2005 reflects the following items, net of related income taxes and minority interests:

	Years Ended December 31,
	2006	2005
Net operating results of the Rainbow DBS distribution business, including shutdown costs, net of taxes*	$(33,472)	$(60,832)
Net operating results of Fox Sports Net Ohio and Fox Sports Net Florida, net of taxes	—	6,652
Gain on sale of Fox Sports Net Ohio and Fox Sports Net Florida, net of taxes	—	266,810
Net operating results of Fox Sports Net Chicago, net of taxes**	40,955	1,620
Net operating results of Fox Sports Net Bay Area, net of taxes	8,982	9,421
Other, net of taxes	(37)	2,603
	$16,428	$226,274

*                 The 2006 amount includes $30,025, net of taxes, representing the Make Whole Payment due to Loral.  See Item 3.  Legal Proceedings.

**          The 2006 amount includes approximately $46,100, net of taxes, representing the collection in June 2006 of affiliate revenue from a cable affiliate, including approximately $42,200, net of taxes, relating to periods prior to 2006, that had not been previously recognized due to a contractual dispute.  The underlying contract was terminated in June 2006 and no further payments will be received under this contract.

Business Segments Results – Cablevision Systems Corporation

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for the Company’s Telecommunications Services segment:

	Years Ended December 31,
					Increase
	2006		2005		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income

Revenues, net	$4,237,707	100%	$3,606,765	100%	$630,942
Technical and operating expenses (excluding depreciation and amortization)	1,774,607	42	1,504,666	42	(269,941)
Selling, general and administrative expenses	834,031	20	704,557	20	(129,474)
Restructuring charges (credits)	(17)	—	295	—	312
Depreciation and amortization	915,724	22	843,177	23	(72,547)
Operating income	$713,362	17%	$554,070	15%	$159,292

Revenues, net for the year ended December 31, 2006 increased $630,942 (17%) as compared to revenues for the prior year.  The following table presents the increases by major components of revenues for the years ended December 31, 2006 and 2005 for the Company’s Telecommunications Services segment:

	As of December 31,			Percent
	2006	2005	Increase	Increase
Video (including analog, digital, pay-per-view, video-on-demand and digital video recorder)	$2,576,598	$2,309,293	$267,305	12%
High-speed data	900,024	761,775	138,249	18%
Voice	369,793	171,701	198,092	115%
Advertising	119,239	110,033	9,206	8%
Other (including installation, home shopping, advertising sales commissions, and other products)	109,781	98,093	11,688	12%
Total cable television	4,075,435	3,450,895	624,540	18%
Optimum Lightpath	210,594	195,486	15,108	8%
Intra-segment eliminations	(48,322)	(39,616)	(8,706)	(22)%
Total Telecommunications Services	$4,237,707	$3,606,765	$630,942	17%

Revenue increases reflected above are primarily derived from increases in the number of subscribers to these services (set forth in the table below), upgrades by video customers from the level of the programming package to which they subscribe, additional services sold to our existing subscribers and general increases in rates, offset in part by offer discounts and other rate changes.  As a result, our average monthly revenue per basic video subscriber for the fourth quarter of December 2006 was $115.30 as compared with $100.46 for the fourth quarter of December 2005.  The increase in Optimum Lightpath net revenues is primarily attributable to growth in Ethernet data services and Optimum Voice call completion activity, partially offset by a decline in traditional circuit switched services.  The following table presents certain subscriber information as of December 31, 2006 and 2005 for the Company’s cable television systems (excluding Lightpath):

	As of December 31,		Increase	Percent Increase
	2006	2005	(Decrease)	(Decrease)
		(in thousands)

Basic video customers	3,127	3,027	100	3%
iO digital video customers	2,447	1,963	484	25%
Optimum Online high-speed data customers	2,039	1,694	345	20%
Optimum voice customers	1,209	731	478	65%
Residential telephone customers	5	8	(3)	(33)%
Total revenue generating units	8,827	7,423	1,404	19%

The Company added basic video customers and RGUs in each quarter of 2006 aggregating approximately 100,000 and 1,404,000, respectively, for the year.  However, fewer basic video customers and RGUs were added during the fourth quarter of 2006 as compared to the fourth quarter of 2005.

Technical and operating expenses (excluding depreciation and amortization) for 2006 increased $269,941 (18%) compared to 2005.  The net increase is attributable to the following:

Increase in programming costs (including costs of on-demand services) due primarily to subscriber growth, expanded service offerings, and programming rate increases	$164,162
Increase in field service and network related costs primarily due to growth in revenue generating units	57,205
Increase in call completion and interconnection costs related to the VoIP business due primarily to subscriber growth and the costs of our flat-rate international service offering beginning in the second quarter of 2006	48,996
Resolution of a contractual programming dispute*	(26,476)
Increase in VoIP related taxes and surcharges due primarily to subscriber growth, partially offset by favorable tax settlements	12,033
Other net increases	23,915
Intra-segment eliminations	(9,894)
$269,941

*                 Represents the collection of $26,500 in June 2006 related to the resolution of a contractual programming dispute, $19,476 of which was due in periods prior to 2006 but not recognized as a reduction to programming costs because it was being disputed and was not being paid by the affiliate.  The underlying contract was terminated in June 2006 and no further payments will be received under the contract.  Payments received under the contract are accounted for as a reduction to programming costs.

As a percentage of revenues, technical and operating expenses remained constant, during 2006 as compared to 2005.

Selling, general and administrative expenses increased $129,474 (18%) for 2006 as compared to 2005.  The net increase is attributable to the following:

Increase in customer related costs (principally call center related costs) primarily due to increased revenue generating units	$42,005
Increase in sales and marketing costs	41,666
Increase in share-based compensation expenses (includes the effects of adopting Statement No. 123R effective January 1, 2006)	24,828
Other general and administrative cost increases	11,400
Increase in expenses relating to a long-term incentive plan	8,387
Intra-segment eliminations	1,188
$129,474

As a percentage of revenues, selling, general and administrative expenses remained constant in 2006 as compared to 2005.

Restructuring charges amounted to $295 in 2005.  This amount is comprised primarily of $894 of severance costs associated with the 2005 restructuring plans and $263 of additional provisions for severance associated with the 2004 restructuring plans, partially offset by a credit of $896 resulting from changes in estimates of facility realignment costs relating to the 2002 restructuring plans.

Depreciation and amortization increased $72,547 (9%) for 2006 as compared to 2005.  The increase resulted primarily from depreciation of new fixed assets, primarily subscriber devices.

Rainbow

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s Rainbow segment:

	Years Ended December 31,
					Increase
	2006		2005		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income

Revenues, net	$736,887	100%	$692,915	100%	$43,972
Technical and operating expenses (excluding depreciation, amortization and impairments)	297,433	40	274,668	40	(22,765)
Selling, general and administrative expenses	325,354	44	290,945	42	(34,409)
Depreciation and amortization (including impairments)	92,561	13	100,221	14	7,660
Operating income	$21,539	3%	$27,081	4%	$(5,542)

Included in the Rainbow segment’s results of operations is operating income from AMC, IFC and WE tv aggregating $197,294 and $185,703, and operating losses from Rainbow’s other programming services aggregating $175,755 and $158,622 for the years ended December 31, 2006 and 2005, respectively.  These other programming services consist of, Mag Rack, sportskool, News 12 Networks, IFC Entertainment, VOOM, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.  The operating loss was attributable primarily to VOOM HD Networks, as well as the News 12 Networks.

Revenues, net for the year ended December 31, 2006 increased $43,972 (6%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in advertising revenues at the AMC, IFC and WE tv businesses	$34,762
Increase in affiliate and other revenue at Rainbow’s other programming businesses	11,816
Increase in advertising revenues at Rainbow’s other programming businesses	5,570
Increase in affiliate and other revenue at the AMC, IFC and WE tv businesses resulting from increases in programming network subscribers and rate changes	9,809
Decrease attributable to the MetroChannel business which shut down two of its three channels in the second quarter of 2005	(17,985)
$43,972

Revenue increases discussed above are primarily derived from increases in the level of advertising on our networks, increases in the number of subscribers to our programming services, and increases in fees charged for our services.  The following table presents certain viewing subscriber information as of December 31, 2006 and 2005:

	As of December 31,			Percent
	2006	2005	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	81,100	77,200	3,900	5.1%
WE tv	52,700	50,900	1,800	3.5%
IFC	40,100	37,300	2,800	7.5%
VOOM HD Networks	300	25	275	—

Technical and operating expenses (excluding depreciation and amortization and impairments) for the year ended December 31, 2006 increased $22,765 (8%) compared to 2005.  The net increase is attributable to the following:

Net increase resulting from higher programming and contractual costs at the other Rainbow businesses, including the VOOM HD Networks	$17,498
Net increase in programming costs at the AMC, IFC and WE tv businesses which resulted primarily from increased series development/original programming costs	9,240
Decrease resulting from the MetroChannel business, which shut down two of its three channels in the second quarter of 2005	(3,973)
$22,765

As a percentage of revenues, technical and operating remained constant during 2006 as compared to 2005 resulting primarily from higher programming costs associated with the VOOM HD Networks.

Selling, general and administrative expenses increased $34,409 (12%) for 2006 compared to 2005.  The net increase is attributable to the following:

Increase in share-based compensation expenses (includes the effects of adopting Statement No. 123R effective January 1, 2006)	$17,616
Increase in administrative costs	7,721
Increase in expenses relating to Cablevision’s long-term incentive plan	4,909
Net increase in selling, marketing and advertising costs primarily related to marketing and promotional activities	4,163
$34,409

As a percentage of revenues, selling, general and administrative expenses increased 2% in 2006 compared to 2005.

Depreciation and amortization (including impairments) decreased $7,660 (8%) for 2006 as compared to 2005.  The net decrease was comprised of approximately $4,963 resulting from the impairment of certain intangibles during the second quarter of 2005, a decrease of approximately $3,585 attributable to the MetroChannel business, which shut down two of its three channels in the second quarter of 2005, and a decrease of approximately $1,237 due to the transfer of certain intangibles to another operating segment in the second quarter of 2005.  Partially offsetting these decreases was an increase of approximately $2,125 resulting primarily from depreciation of new fixed assets.

Madison Square Garden

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to net revenues for Madison Square Garden.

	Years Ended December 31,
					Increase
	2006		2005		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income
Revenues, net	$905,196	100%	$847,552	100%	$57,644
Technical and operating expenses (excluding depreciation and amortization)	636,774	70	543,075	64	(93,699)
Selling, general and administrative expenses	222,980	25	198,160	23	(24,820)
Restructuring charges	143	—	366	—	223
Depreciation and amortization	65,171	7	67,110	8	1,939
Operating income (loss)	$(19,872)	(2)%	$38,841	5%	$(58,713)

The dependence of this segment’s revenues on its sports teams and Christmas shows generally make it seasonal with a disproportionate share of its revenues and operating income being derived in the fourth quarter of each year.

Revenues, net for the year ended December 31, 2006 increased $57,644 (7%) as compared to revenues for the prior year.  This net increase is attributable to the following:

Return of National Hockey League games after the cancellation of 2004-2005 season	$52,118
Higher other team related revenues	9,368
Lower advertising sales revenue and sublicense fees resulting from loss of Mets broadcast rights agreement	(26,877)
Retroactive network affiliate rate adjustments recorded in 2005*	(17,834)
Net higher other network affiliate fees from MSG Network and Fox Sports Net New York (excluding the impact of the cancellation of the NHL 2004-2005 season and the 2005 retroactive affiliate rate adjustments noted above) including the impact of the loss of the Mets broadcast rights agreement, and from Fuse	18,448
Net higher revenues from entertainment events	19,029
Other net increases	3,392
$57,644

*                 The retroactive network affiliate rate adjustments discussed above resulted from the signing of certain affiliate contracts in 2005 that increased rates for periods prior to January 1, 2005.  Therefore the results for the year ended December 31, 2005 reflect positive retroactive rate adjustments related to the periods prior to January 1, 2005 that did not recur in 2006.

Technical and operating expenses (excluding depreciation and amortization) for the year ended December 31, 2006 increased $93,699 (17%) as compared to the prior year.  This increase is attributable to the following:

Return of National Hockey League games after the cancellation of the 2004-2005 season	$70,153
Lower benefit from amortization of team related purchase accounting liabilities (see discussion below)	23,439
Higher provision for National Basketball Association’s luxury tax, including impact of certain team personnel transactions	21,844
Lower net provisions for certain team personnel transactions (excluding the impact of purchase accounting liabilities (see discussion below) and luxury tax)*	(17,418)
Higher other team operating expenses, primarily team personnel compensation	13,828
Higher costs associated with the higher revenues from entertainment events	10,968
Lower broadcast rights fees other than those related to the resumption of the National Hockey League games, primarily due to the termination of the Mets broadcast rights agreement	(37,923)
Higher operating costs of venues	6,199
Other net increases	2,609
$93,699

*                 The change in the provisions for certain team personnel transactions includes the settlement in 2006 of the dispute with the Knicks ex-head coach, Larry Brown, under which the Knicks agreed to pay Mr. Brown $18,500 of the disputed amount in connection with his employment agreement.

The purchase accounting liabilities discussed above were established in April 2005 as a result of the Company’s acquisition of the minority interest in Madison Square Garden, L.P.  Following this transaction the Company began to amortize these purchase accounting liabilities over the period of the respective player contracts.  During 2006 and 2005, the majority of these players were subsequently waived or traded and the unamortized purchase accounting liabilities associated with these players were immediately written off.  As a result, the amount of amortization associated with these team personnel transactions declined from $25,358 in 2005 to $3,381 in 2006.

As a percentage of revenues, technical and operating expenses increased 6% during the year ended December 31, 2006 as compared to the prior year.

Selling, general, and administrative expenses for the year ended December 31, 2006 increased $24,820 (13%) as compared to the prior year. This increase is attributable to the following:

Increase in share-based compensation expenses (including the effects of adopting Statement No. 123R effective January 1, 2006)	$11,494
Higher employee salaries and related benefits due primarily to higher expenses relating to Cablevision’s long term incentive plan	8,847
Higher legal and other professional fees	3,689
Return of National Hockey League games after the cancellation of the 2004-2005 season	2,120
Lower charitable contributions due primarily to contributions in 2005 related to Hurricane Katrina relief	(4,301)
Other net increases	2,971
$24,820

As a percentage of revenues, selling, general and administrative expenses increased 2% during the year ended December 31, 2006 as compared to the prior year.

Restructuring charges of $143 for the year ended December 31, 2006, represent costs associated with the elimination of certain staff positions occurring in 2006 and $366 for the year ended December 31, 2005, primarily represent charges recorded as a result of the final cost determination for benefits associated with the elimination of certain staff positions.

Depreciation and amortization expense for the year ended December 31, 2006 decreased $1,939 (3%) as compared to the prior year resulting primarily from lower depreciation expense due to assets which became fully depreciated.  The lower depreciation expense was partly offset by higher amortization due primarily to the amortization of certain intangible assets recorded as a result of the Company’s acquisition of the minority interest in Madison Square Garden, L.P. in April 2005 and the transfer of certain intangibles from another operating segment in 2005.  This increase in amortization expense was partly offset by a decrease in the amortization of certain other intangibles that became fully amortized in 2005.

CSC HOLDINGS, INC.

The statements of operations of CSC Holdings are identical to the statements of operations of Cablevision, except for the following:

•                  Interest expense of $134,446, $132,784 and $124,498 for the years ended December 31, 2007, 2006 and 2005, respectively, relating to $1,500,000 of Cablevision senior notes issued in April 2004 included in Cablevision’s consolidated statements of operations,

•                  Interest income of $3,453, $3,958 and $89 for the years ended December 31, 2007, 2006 and 2005, respectively, related to cash held at Cablevision,

•                  Miscellaneous expenses of $177 included in Cablevision’s consolidated statement of operations for the year ended December 31, 2005, and

•                  Net income tax benefit of $55,448, $52,831 and $50,993 for the years ended December 31, 2007, 2006 and 2005, respectively, included in Cablevision’s consolidated statements of operations related to the items listed above.

Refer to Cablevision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations herein.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $939,740 for the year ended December 31, 2007 compared to $926,875 for the year ended December 31, 2006.  The 2007 cash provided by operating activities resulted from $1,142,552 of income before depreciation and amortization, $285,802 of non-cash items and a $36,929 increase in deferred revenue.  Partially offsetting these increases were decreases in cash resulting from a $198,663 increase in program rights resulting primarily from new film licensing and original programming agreements, a $122,962 increase in current and other assets, a $134,997 decrease in accounts payable and accrued liabilities, a $26,431 increase in other deferred costs, a $25,569 decrease in deferred carriage fees payable, and a $16,921 decrease in program rights obligations.

Net cash provided by operating activities amounted to $926,875 for the year ended December 31, 2006 compared to $886,363 for the year ended December 31, 2005.  The 2006 cash provided by operating activities resulted from $977,798 of income before depreciation and amortization, $109,820 of non-cash items, a $55,350 increase in accrued and other liabilities and $40,661 from an increase in accounts payable.  Partially offsetting these increases were decreases in cash resulting from a $137,196 increase in program rights resulting primarily from new film licensing and original programming agreements, a $59,243 increase in current and other assets, a $29,630 decrease in program rights obligations, a $17,336 decrease in deferred carriage fees payable, and a $13,349 increase in other deferred costs, including an $9,887 increase in deferred carriage fees.

Net cash provided by operating activities amounted to $886,363 for the year ended December 31, 2005.  The 2005 cash provided by operating activities resulted from $937,757 of income before depreciation and amortization, $78,004 of non-cash items, $87,035 from an increase in accrued and other liabilities, and

$45,371 from a net increase in deferred carriage fees payable, $29,533 from an increase in accounts payable and $25,499 from an increase in deferred revenue.  Partially offsetting these increases were decreases in cash resulting from a $142,703 increase in program rights resulting from new film licensing agreements, a $92,876 increase in current and other assets and an $81,257 increase in deferred carriage fees.  The increase of $81,257 in deferred carriage fees and an offsetting increase in current and non-current liabilities of $52,527 arose as one part of a series of multiple agreements entered into simultaneously with the settlement of the litigation between AMC and Time Warner Entertainment, L.P.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2007 was $551,242 compared to $872,709 for the year ended December 31, 2006.  The 2007 investing activities consisted primarily of $781,306 of capital expenditures ($678,384 of which relate to our Telecommunications Services segment) and other net cash payments aggregating $7,346, partially offset by proceeds from the sale of the Company’s interest in Fox Sports Net New England of $212,904 and net distributions from equity method investees of $24,506.

Net cash used in investing activities for the year ended December 31, 2006 was $872,709 compared to $762,960 for the year ended December 31, 2005.  The 2006 investing activities consisted primarily of $885,833 of capital expenditures ($819,747 of which relate to our Telecommunications Services segment), partially offset by other net cash receipts aggregating $13,124.

Net cash used in investing activities for the year ended December 31, 2005 was $762,960.  The 2005 investing activities consisted of $768,652 of capital expenditures ($695,327 of which relate to our Telecommunication Services Segment), $12,886 in additions to other intangible assets and $9,520 in increases to investment securities and other investments, partially offset by a decrease of $27,342 in restricted cash and other net cash receipts of $756.

Financing Activities

Net cash used in financing activities amounted to $923,292 for the year ended December 31, 2007 compared to $16,759 for the year ended December 31, 2006.  In 2007, the Company’s financing activities consisted primarily of $693,158 used for the redemption of senior notes and senior subordinated notes and debentures, net repayments of bank debt of $103,750, a payment of $69,025 representing the purchase of treasury stock relating to minimum statutory tax withholding requirements on restricted stock awards that vested during 2007, dividend distributions relating to the exercise or vesting of equity based awards of $67,319 and other net cash payments of $20,834, partially offset by proceeds from the exercise of stock options of $30,794.

Net cash used in financing activities amounted to $16,759 for the year ended December 31, 2006 compared to $644,594 for the year ended December 31, 2005.  In 2006, the Company’s financing activities consisted primarily of a $2,840,780 dividend distribution to common stockholders, $263,125 used for the redemption of CSC Holdings’ senior subordinated debentures, $47,540 in deferred financing costs and other net cash payments of $6,314, partially offset by net proceeds from bank debt of $3,141,000.

Net cash used in financing activities amounted to $644,594 for the year ended December 31, 2005.  In 2005, the Company’s financing activities consisted of net repayments of bank debt of $638,000 and other net cash payments of $6,594.

Discontinued Operations

The net effect of discontinued operations on cash and cash equivalents amounted to a cash inflow of $371,055, $117,619 and $137,030 for the years ended December 31, 2007, 2006 and 2005, respectively.

Operating Activities

Net cash provided by operating activities of discontinued operations amounted to $17,771 for the year ended December 31, 2007 compared to $109,956 for the year ended December 31, 2006.  The 2007 period includes the operating results of Fox Sports Net Bay Area for the six months ended June 30, 2007 compared to twelve months of operating results in the comparable 2006 period.  The 2007 cash provided by operating activities resulted primarily from net income of $27,123 before depreciation and amortization and non-cash items, partially offset by a net decrease in cash resulting from the net change in assets and liabilities of $9,352.

Net cash provided by operating activities of discontinued operations amounted to $109,956 for the year ended December 31, 2006 compared to net cash used by operating activities of $27,854 for the year ended December 31, 2005.  The 2006 cash provided by operating activities resulted primarily from income of $61,362 before depreciation and amortization and non-cash items, primarily from the collection of $77,996 of affiliate revenue in June 2006 from a cable affiliate that had not been previously collected due to a contractual dispute, and net changes in assets and liabilities of $48,594.

Net cash used by operating activities of discontinued operations amounted to $27,854 for the year ended December 31, 2005. The 2005 operating activities resulted primarily from a loss of $30,060 before depreciation and amortization and non-cash items, partially offset by net changes in assets and liabilities of $2,206.

Investing Activities

Net cash provided by investing activities of discontinued operations for the year ended December 31, 2007 was $328,823 compared to $4,003 for the year ended December 31, 2006.  The 2007 investing activities consisted of $381,979 of proceeds (net of cash on hand) from the sale of the Company’s interest in Fox Sports Net Bay Area, partially offset by an increase in restricted cash of $52,838 relating to the posting of a cash collateralized bond related to the Loral contract dispute and $318 of capital expenditures.

Net cash provided by investing activities of discontinued operations for the year ended December 31, 2006 was $4,003 compared to $79,534 for the year ended December 31, 2005.  The 2006 investing activities consisted of a $3,912 refund from a supplier and $555 of other net cash receipts, partially offset by $464 of capital expenditures.

Net cash provided by investing activities of discontinued operations for the year ended December 31, 2005 was $79,534. The 2005 investing activities consisted of $200,801 of proceeds primarily from the sale of the Rainbow DBS satellite, partially offset by $108,947 of net cash transferred to News Corporation as part of the Regional Programming Partners restructuring, $12,144 of capital expenditures and other net cash payments of $176.

The net increase in cash classified as assets held for sale was $24,461, $3,660 and $85,350 for the year ended December 31, 2007, 2006 and 2005, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Cablevision has no operations independent of its subsidiaries.  Cablevision’s outstanding securities consist of Cablevision NY Group Class A and Cablevision NY Group Class B common stock and $1,500,000 of debt securities.  Funding for the debt service requirements of our debt securities is provided by our subsidiaries’ operations, principally CSC Holdings, as permitted by the covenants governing CSC Holdings’ credit agreements and public debt securities.  Funding for our subsidiaries is generally provided by cash flow from operations, cash on hand, and borrowings under bank credit facilities made available to the Restricted Group (as later defined) and to Rainbow National Services LLC (“RNS”) and the proceeds from the issuance of notes and debentures in the capital markets.  The Company has accessed the debt markets for significant amounts of capital in the past and may do so in the future.

The following table summarizes our outstanding debt and present value of capital leases as well as interest expense and capital expenditures as of and for the year ended December 31, 2007:

	Cablevision	Restricted Group	Rainbow National Services	Other Entities	Total
Bank debt	$—	$4,388,750	$500,000	$—	$4,888,750
Capital leases	—	—	16,229	49,178	65,407
Notes payable	—	1,017	—	—	1,017
Senior notes and debentures	1,500,000	3,696,403	298,745	—	5,495,148
Senior subordinated notes	—	—	323,311	—	323,311
Collateralized indebtedness relating to stock monetizations	—	—	—	847,154	847,154
Total debt	$1,500,000	$8,086,170	$1,138,285	$896,332	$11,620,787

Interest expense	$134,446	$651,401	$111,170	$43,835	$940,852
Capital expenditures	$—	$678,133	$6,968	$96,205	$781,306

Total amounts payable by the Company and its subsidiaries in connection with its outstanding obligations during the five years subsequent to December 31, 2007 and thereafter, including capital leases and related interest, the value deliverable at maturity under monetization contracts and the $4,888,750 of outstanding bank debt as of December 31, 2007 are as follows:

	Cablevision	Restricted Group	Rainbow National Services	Other Entities		Total

2008	$—	$586,017	$27,289	$230,072	*	$843,378
2009	500,000	1,185,000	27,289	674,033	*	2,386,322
2010	—	285,000	27,289	6,578		318,867
2011	—	1,435,000	52,289	6,578		1,493,867
2012	1,000,000	2,976,250	352,289	2,978		4,331,517
Thereafter	—	1,622,500	666,408	34,231		2,323,139
Total	$1,500,000	$8,089,767	$1,152,853	$954,470		$11,697,090

*                 Cablevision has the option, at maturity, to deliver the shares of common stock underlying the monetization contracts along with proceeds from the related derivative contracts in full satisfaction of the maturing collateralized indebtedness or obtain the required cash equivalent of the common stock through new monetization and derivative contracts.  The amounts included in the table are $222,624 in 2008 and $667,455 in 2009.

Restricted Group

As of December 31, 2007, CSC Holdings and those of its subsidiaries which conduct our cable television video operations (including approximately 3.1 million basic video customers and 2.6 million digital video customers) and high-speed data service (which encompasses approximately 2.3 million customers) and our VoIP services operations (which encompasses approximately 1.6 million customers), as well as Optimum Lightpath, our commercial data and voice service business, comprise the “Restricted Group” as they are subject to the covenants and restrictions of the credit facility and the indentures governing the notes and debentures securities issued by CSC Holdings.  In addition, the Restricted Group is also subject to the covenants of the debt issued by Cablevision.

Sources of cash for the Restricted Group include primarily cash on hand, cash flow from the operations of the businesses in the Restricted Group, borrowings under its bank credit agreement and issuance of notes and debentures in the capital markets and, from time to time, distributions or loans from its subsidiaries.  The Restricted Group’s principal uses of cash include capital spending, in particular the capital requirements associated with the growth of its services such as digital video, high-speed data and voice; debt service, including distributions made to Cablevision to service interest expense on its debt securities; other corporate expenses and changes in working capital; and investments that it may fund from time to time.  We currently expect that the net funding and investment requirements of the Restricted Group, including the repayment of notes aggregating $500,000 which mature in July 2008, will be met with cash on hand and cash generated by its operating activities and borrowings under the Restricted Group’s bank credit facility and that the Restricted Group’s available borrowing capacity under that credit facility will be sufficient to meet these requirements for the next 12 months.  The Company may also consider raising capital in the financial markets in order to satisfy existing obligations as well as for general corporate purposes, subject to satisfactory terms and conditions.

The Restricted Group’s credit facility consists of three components: a $1,000,000 revolver, a $1,000,000 term A-1 loan facility and a $3,500,000 term B loan facility.  The three components of the Restricted Group credit facility are direct obligations of CSC Holdings, guaranteed by most Restricted Group subsidiaries and secured by the pledge of the stock of most Restricted Group subsidiaries.  As of December 31, 2007, $52,994 of the $1,000,000 revolving credit facility was restricted for certain letters of credit issued on behalf of CSC Holdings and $947,006 of the revolver was undrawn.  The revolving credit facility and the term A-1 loan facility mature in February 2012 and the term B loan facility matures in March 2013.  The revolver has no required interim repayments.  The $1,000,000 term A-1 loan facility requires quarterly repayments of $12,500 in 2008, $62,500 in 2009 and 2010 and $100,000 in 2011.  The $3,500,000 term B loan facility is subject to quarterly repayments of $8,750 through March 31, 2012 and $822,500 beginning on June 30, 2012 through its maturity date in March 2013.  The borrowings under the Restricted Group credit facility may be repaid without penalty at anytime.  Outstanding borrowings under the term A-1 loan facility and term B loan facility was $950,000 and $3,438,750, respectively, at December 31, 2007.  The weighted average interest rates as of December 31, 2007 on borrowings under the term A-1 loan facility and term B loan facility were 6.40% and 6.90%, respectively.

The principal financial covenants, which are not identical for the revolving credit facility and the term A-1 loan facility, on the one hand, and the term B loan facility, on the other, include (i) under the revolving credit facility and the term A-1 loan facility, maximum total leverage as defined in the term A-1 loan facility of 5.50 times cash flow through December 31, 2008 with subsequent stepdowns over the life of the revolving credit facility and the term A-1 loan facility until reaching 4.50 times cash flow for periods beginning on and after January 1, 2010, (ii) under the revolving credit facility and the term A-1 loan facility, maximum senior secured leverage (as defined in the term A-1 loan facility) of 3.50 times cash flow through December 31, 2008 with annual stepdowns thereafter over the life of the revolving credit facility and the term A-1 loan facility until reaching 3.00 times cash flow for periods beginning on and after January 1, 2010, (iii) under the revolving credit facility and the term A-1 loan facility, a minimum ratio for cash flow to interest expense (as defined in the term A-1 loan facility) of 2.00 to 1, and

(iv) under the revolving credit facility and the term A-1 loan facility, a minimum ratio of cash flow less cash taxes to total debt expense (as defined in the term A-1 loan facility to include interest expense, certain payments of principal and dividends paid by CSC Holdings to Cablevision to permit Cablevision to pay interest and certain principal payments on its debt) of 1.50 to 1.  These covenants and restrictions on the permitted use of borrowed funds in the revolving credit facility may limit our ability to utilize all of the undrawn revolver funds.  Additional covenants include limitations on liens and the issuance of additional debt.

Under the term B loan facility, we are limited in our ability to incur additional indebtedness based on a maximum total leverage ratio (as defined in the term B loan facility) of 6.00 times cash flow through December 31, 2008 with subsequent stepdowns over the life of the term B loan facility until reaching 5.00 times cash flow for periods beginning on and after January 1, 2010 and a maximum senior secured leverage ratio of 4.50 times cash flow (as defined in the term B loan facility).

Under the revolving credit facility and the term A-1 and term B loan facilities, there are generally no restrictions on investments that the Restricted Group may make, provided it is not in default; however, CSC Holdings must also remain in compliance with the maximum ratio of total indebtedness to cash flow and the maximum senior secured leverage ratio (each as defined in the term A-1 loan facility).  Our ability to make restricted payments is also limited by provisions in the term B loan facility and the indentures covering our notes and debentures.

CSC Holdings, a member of the Restricted Group, has issued senior notes and debentures, which also contain financial and other covenants, though they are generally less restrictive than the covenants contained in the Restricted Group’s bank credit facility.  Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 9.00 to 1 and limitations on dividends and distributions.  The indentures governing the Cablevision note and debenture issuances contain similar covenants and restrictions, including a limitation on additional debt incurrence based on a 9.00 to 1 debt to cash flow ratio (as defined in the indentures).  There are no covenants, events of default, borrowing conditions or other terms in the Restricted Group’s credit facility or in any of CSC Holdings’ or Cablevision’s other debt securities that are based on changes in the credit ratings assigned by any rating agency.  The Restricted Group was in compliance with all of its financial covenants under its various credit agreements as of December 31, 2007.

Cablevision’s and CSC Holdings’ future access to the debt markets and the cost of any future debt issuances are also influenced by their credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  Key factors in the assessment of Cablevision’s and CSC Holdings’ credit ratings include Cablevision and CSC Holdings’ financial strength and flexibility, operating capabilities, management risk tolerance and ability to respond to changes in the competitive landscape.  The corporate credit rating for Cablevision and CSC Holdings is Ba3 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to the Cablevision and/or CSC Holdings credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Rainbow and Rainbow National Services

RNS, our wholly-owned subsidiary which owns the Company’s AMC, WE tv and IFC programming operations, generated positive cash from operating activities for the years ended December 31, 2007 and 2006.  Its cash on hand, plus cash flow from operations and proceeds from borrowings available to it, provides the capital required for net funding and investment requirements of other Rainbow programming entities including the VOOM HD Networks and News 12 Networks subject to the applicable covenants and limitations contained in RNS’ financing agreements.  We currently expect that the net funding and investment requirements of RNS will be met with cash on hand and cash generated by its operating activities and borrowings under RNS’ bank credit facility and that RNS’ available borrowing capacity under its facility will be sufficient to meet these requirements for the next 12 months.

RNS has an $800,000 senior secured credit facility (the “RNS Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The RNS Credit Facility allows RNS to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the RNS Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  If an incremental facility is established, RNS and the lenders will enter into a supplement to the RNS Credit Facility with terms and conditions that are no more restrictive than those in the RNS Credit Facility.  There are no commitments from the lenders to fund the incremental facility.

Outstanding borrowings under the term loan at December 31, 2007 were $500,000.  There were no borrowings outstanding under the $300,000 revolving credit facility at December 31, 2007.  The borrowings under the RNS Credit Facility may be repaid without penalty at any time.  RNS may use future borrowings under the RNS Credit Facility to make investments, distributions, and other payments permitted under the RNS Credit Facility and for general corporate purposes.

Borrowings under the RNS Credit Facility are direct obligations of RNS which are guaranteed jointly and severally by substantially all of its subsidiaries and by Rainbow Programming Holdings LLC (“RPH”), the direct parent of RNS, and are secured by the pledge of the stock of RNS and substantially all of its subsidiaries, and all of the other assets of RNS and substantially all of its subsidiaries (subject to certain limited exceptions).  At December 31, 2007, the interest rate on the term A loan facility was 6.15%.  The term A loan is to be repaid in quarterly installments of $6,250 from March 31, 2008 until December 31, 2010, $12,500 from March 31, 2011 until December 31, 2012, and $162,500 on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

As defined in the RNS Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.75 to 1 through June 30, 2008, decreasing thereafter to 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

On July 24, 2007, RNS entered into an equity commitment agreement with its sole member, RPH, pursuant to which RPH agreed to purchase additional membership interests in RNS for an aggregate purchase price of $203,000.  RNS used the proceeds of the investment by RPH to redeem $175,000 in aggregate principal amount of its 10-3/8% senior subordinated notes due 2014, representing 35% of the outstanding notes, at a redemption price equal to 110.375% of the principal amount of the notes plus accrued and unpaid interest to August 31, 2007, the redemption date.  In connection with the redemption, the Company recognized a loss on extinguishment of debt of $19,113, representing primarily the redemption premium, and wrote-off the related unamortized deferred financing costs of $2,919.  This redemption reduced the notes RNS had outstanding at December 31, 2007 to $325,000 principal amount of 10-3/8% senior subordinated notes due September 1, 2014 and $300,000 principal amount of 8-3/4% senior notes due September 1, 2012.  These notes are guaranteed by substantially all of RNS’ subsidiaries.

RNS was in compliance with all of its financial covenants under its credit agreement as of December 31, 2007.

In 2005, subsidiaries of the Company entered into agreements with EchoStar by which EchoStar acquired a 20% interest in VOOM HD and agreed to distribute VOOM on its DISH Network for a 15-year term.

The affiliation agreement with EchoStar for such distribution provides that if VOOM HD fails to spend $100,000 per year (subject to reduction to the extent that the number of offered channels is reduced to fewer than 21), up to a maximum of $500,000 in the aggregate, on VOOM, EchoStar may seek to terminate the agreement under certain circumstances.  On January 30, 2008, EchoStar purported to terminate the affiliation agreement, effective February 1, 2008, based on its assertion that VOOM HD had failed to comply with this spending provision in 2006.  On January 31, 2008, VOOM HD sought and obtained a temporary restraining order from New York Supreme Court for New York County prohibiting EchoStar from terminating the affiliation agreement.  In conjunction with its request for a temporary restraining order, VOOM HD filed a lawsuit against EchoStar asserting that EchoStar did not have the right to terminate the affiliation agreement.  That lawsuit is pending, as is the court’s decision on VOOM HD’s motion for a preliminary injunction.  Separately, on February 1, 2008, EchoStar began to distribute VOOM in a manner that the Company believes violates EchoStar’s obligations under the affiliation agreement.  On February 4, 2008, VOOM HD notified EchoStar of its position that this new distribution constitutes a material breach of the affiliation agreement and reserved all its rights and remedies.

RNS’ future access to the debt markets and the cost of any future debt issuances are also influenced by its credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  Key factors in the assessment of RNS’ credit ratings include its free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  The corporate credit rating for RNS is Ba3 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to the RNS credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact its ability to raise additional funds.

Madison Square Garden

Madison Square Garden does not have a credit facility at this time.  Effective January 1, 2008, Madison Square Garden, L.P. began providing the capital required for net funding and investment requirements of Fuse.  Prior to January 1, 2008, funding for Fuse was provided by RNS.  We currently expect Madison Square Garden’s funding requirements for the next twelve months to be met by its cash on hand and cash from operations.

During the fourth quarter of 2004, the Company announced its intent to renovate the Madison Square Garden Arena.  Although management of the Company is committed to this renovation project, another alternative, which would involve moving to a new arena on the site of the Farley post office, has also been pursued to date.  A substantial renovation or relocation of the Arena would require significant funding.

Monetization Contract Maturities

For the year ended December 31, 2007, monetization contracts covering 3,724,460 shares of our Charter Communications and 800,000 shares of our Leapfrog stock matured.  We settled our obligations under the related Charter Communications and Leapfrog collateralized indebtedness by delivering an equivalent number of Charter Communications and Leapfrog shares and the related equity derivative contracts.

During the next twelve months, monetization contracts covering 10,738,809 shares of Comcast Corporation mature.  The Company intends to either settle such transactions by delivering shares of the applicable stock and the related equity derivative contracts or by delivering cash from the net proceeds of new monetization transactions.

See “Item 7A Quantitative and Qualitative Disclosures About Market Risk” for a discussion of our monetization contracts.

Contractual Obligations and Off Balance Sheet Commitments

The Company’s contractual obligations as of December 31, 2007, which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years	Other
Off balance sheet arrangements:
Programming obligations (1)	$2,652,556	$869,731	$1,151,002	$605,136	$26,687	$—
Purchase obligations (2)	1,814,466	394,123	340,679	169,182	910,482	—
Operating lease obligations (3)	994,554	106,626	203,291	182,596	502,041	—
Guarantees (4)	518	518	—	—	—	—
Letters of Credit (5)	55,199	3,367	559	—	51,273	—
	5,517,293	1,374,365	1,695,531	956,914	1,490,483	—
Contractual obligations reflected on the balance sheet:
Debt obligations (6)	11,604,846	833,641	2,687,455	5,811,250	2,272,500	—
Program rights obligations	417,313	110,128	151,112	81,834	74,239	—
Capital lease obligations (7)	92,244	9,737	17,734	14,134	50,639	—
Contract obligations (8)	37,065	12,993	4,019	6,283	13,770	—
Taxes (9)	3,763	—	—	—	—	3,763
	12,155,231	966,499	2,860,320	5,913,501	2,411,148	3,763

Total	$17,672,524	$2,340,864	$4,555,851	$6,870,415	$3,901,631	$3,763

See discussion above regarding payment options the Company has on its monetization contracts.  See Notes 9 and 10 to our consolidated financial statements for a discussion of our long-term debt.  See Note 12 to our consolidated financial statements for a discussion of our operating leases.  See Note 1 to our consolidated financial statements for a discussion of our program rights obligations.

(1)          Programming obligations represent contractual commitments with various programming vendors to provide video services to the Company’s subscribers.  Future fees under such contracts are based on numerous factors, including the number of subscribers receiving the programming.  Amounts reflected above are based on the number of subscribers receiving the programming as of December 2007 multiplied by the per subscriber rates contained in the executed agreements in effect as of December 31, 2007.

(2)          Purchase obligation amounts not reflected on the balance sheet consist primarily of (i) long-term rights agreements which provide Madison Square Garden with exclusive broadcast rights to certain live sporting events in exchange for minimum contractual payments, (ii) payments under employment agreements that we have with our professional sports teams’ personnel that are generally guaranteed regardless of employee injury or termination, and (iii) minimum purchase requirements incurred in the normal course of the Company’s operations.

(3)          Operating lease obligations represent primarily future minimum payment commitments on various long-term, noncancelable leases for office and storage space, lease commitments for Radio City Music Hall, the Beacon Theatre and Clearview Cinemas, and rental space on utility poles used for the Company’s Telecommunications Services Segment.

(4)          Includes outstanding guarantees primarily by CSC Holdings in favor of certain financial institutions in respect of ongoing interest expense obligations and potential early termination events in connection with the monetization of the Company’s holdings of shares of Comcast Corporation common stock.

(5)          Consist primarily of letters of credit obtained by CSC Holdings in favor of insurance providers and certain governmental authorities for the Telecommunications Services segment.

(6)          Excludes interest payments and includes future payments due on the Company’s (i) bank debt, (ii) senior notes and debentures, (iii) senior subordinated notes and debentures, (iv) collateralized indebtedness, and (v) notes payable.

(7)          Reflects the face amount of capital lease obligations, including related interest.

(8)          Consist principally of amounts earned under employment agreements that we have with certain of our professional sports teams’ personnel.

(9)          This amount represents noncurrent tax liabilities, including accrued interest, recognized pursuant to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

The future cash payments reflected above do not include the impact of potential insurance recoveries or amounts which may be due to the NBA for luxury tax payments.

In addition, the future cash payments reflected above do not include the payments required under the Company’s agreements with EchoStar relating to VOOM, the Company’s high-definition television programming service.  EchoStar was issued a 20% interest in VOOM HD Holdings, the Company’s subsidiary operating VOOM, and that 20% interest will not be diluted until $500,000 in cash has been invested in VOOM HD Holdings by the Company.  The affiliation agreement with EchoStar providing for distribution of VOOM for a 15-year term provides that if VOOM HD fails to spend $100,000 per year (subject to reduction to the extent that the number of offered channels is reduced to fewer than 21), up to a maximum of $500,000 in the aggregate, on VOOM, EchoStar may seek to terminate the agreement under certain circumstances (see Note 3).  VOOM HD also has the right to terminate the affiliation agreement if VOOM is discontinued in the future.  On the fifth or eighth anniversary of the effective date of the investment agreement, the termination of the affiliation agreement by EchoStar, or other specified events, EchoStar has a put right to require a wholly-owned subsidiary of Rainbow Media Holdings to purchase all of its equity interests in VOOM HD Holdings at fair value.  On the seventh or tenth anniversary of the effective date of the investment agreement, or the second anniversary date of the termination of the affiliation agreement by EchoStar, a wholly-owned subsidiary of Rainbow Media Holdings has a call right to purchase all of EchoStar’s ownership in VOOM HD Holdings at fair value.

An indirect subsidiary of Rainbow Media Holdings owns a 90% interest in DTV Norwich LLC.  The other investor has the right, for ten years, to put its remaining 10% interest to the Company at fair value to be determined by a process involving independent valuation experts.  The table above does not include any future payments that would be required upon the exercise of this put right.

Performance Award Amendment

On February 25, 2008, the Compensation Committee of the Company’s Board of Directors approved an amendment of the terms of the 2005 three-year cash performance awards (“2005 Awards”) awarded by the Company in 2005 to each of the Company’s executive officers at that time and 110 other members of management under the Company’s Long-Term Incentive Plan.  The 2005 Awards, which aggregated approximately $53,500, are payable in March 2008 if the Company has met certain compounded annual growth rate targets (“CAGR”) for both net revenues (“Net Revenue”) and adjusted operating cash flow (“AOCF”) over the 2005-2007 period.  The terms of the 2005 Awards required adjustment for divestitures of any operating entities during the plan period to eliminate the impact of such sales from the actual performance as well as the CAGR targets.  During the plan period, the Company sold and shutdown several businesses.  The original Net Revenue CAGR target, when adjusted for the dispositions, was achieved.  The original AOCF CAGR target, when adjusted for the dispositions, would have resulted in a 1.3 percentage point upward adjustment of the AOCF CAGR target causing the Company’s actual performance to fall short of the adjusted AOCF target.  The Compensation Committee approved the amendment of the 2005 Awards so that the original AOCF CAGR target for the 2005 Awards continued to apply without adjusting the target for the dispositions.  Accordingly, it is expected that payment of the 2005 Awards will be made in early March 2008.

The Compensation Committee approved the amendment primarily because it believed that the Company’s AOCF growth during the 2005-2007 period, while below the threshold for payout of the award, was outstanding.  Moreover, the decisions to dispose of operating entities were made because such actions were deemed to be in the best interest of the Company and the Compensation Committee believed it would be unfair to penalize the award recipients for executing the corporate strategy.

As a result of this amendment, awards payable to the Company’s four most highly compensated executive officers will not be deemed to be performance based compensation and therefore not deductible for income tax purposes.  This will result in a loss of approximately $10,000 of deductible expense.  The Company’s NOL for federal income tax purposes was approximately $2,300,000 at December 31, 2007.

Managing our Interest Rate and Equity Price Risk

Interest Rate Risk

To manage interest rate risk, we have entered into interest rate swap contracts to adjust the proportion of total debt that is subject to variable and fixed interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to provide an economic hedge against the risk of rising rates and/or effectively convert fixed rate borrowings to variable rates to permit the Company to realize lower interest expense in a declining interest rate environment.  We do not enter into interest rate swap contracts for speculative or trading purposes and have only entered into transactions with counterparties that are rated investment grade.

All of our interest rate derivative contracts are entered into by CSC Holdings and are thus attributable to the Restricted Group; all such contracts are carried at their fair market values on our consolidated balance sheets, with changes in value reflected in the consolidated statements of operations.

Equity Price Risk

We have entered into derivative contracts to hedge our equity price risk and monetize the value of our shares of Comcast Corporation and General Electric Company.  These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing us to retain upside appreciation from the hedge price per share to the relevant cap price.  If any one of these contracts is terminated prior to its scheduled maturity date due to the occurrence of an event specified in the contract, we would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date.  As of December 31, 2007, this settlement amount totaled $492.  The underlying stock and the equity collars are carried at fair market value on our consolidated balance sheets and the collateralized indebtedness is carried at its accreted value.

See “Item 7A Quantitative and Qualitative Disclosures About Market Risk” for information on how we participate in changes in the market price of the stocks underlying these derivative contracts.

All of our monetization transactions are obligations of our wholly-owned subsidiaries that are not part of the Restricted Group; however, in certain of the Comcast transactions, CSC Holdings provided guarantees of the subsidiaries’ ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements).  The guarantee exposure approximates the net sum of the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and the equity collar.  All of our equity derivative contracts are carried at their current fair market value on our consolidated balance sheets with changes in value reflected in the consolidated statements of operations, and all of the counterparties to such transactions currently carry investment grade credit ratings.

Related Party Transactions

Dolan Family Group Transaction

On May 2, 2007, Cablevision entered into a merger agreement with Central Park Holding Company, LLC (“Dolan Family Acquisition Company”), an entity owned by the Dolan Family Group, and Central Park Merger Sub, Inc.  The terms of the merger agreement provided that Central Park Merger Sub, Inc. would be merged with and into Cablevision and, as a result, Cablevision would continue as the surviving corporation and a wholly-owned subsidiary of Dolan Family Acquisition Company.

On October 24, 2007, the Proposed Merger was submitted to a vote of Cablevision’s shareholders and did not receive shareholder approval.  Subsequently, the parties terminated the merger agreement pursuant to its terms.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2007, the SEC published Staff Accounting Bulletin (“SAB”) No. 110, which amends SAB No. 107 to allow for the continued use, under certain circumstances, of the “simplified” method in developing an estimate of the expected term of so-called “plain vanilla” stock options accounted for under Statement No. 123R beyond December 31, 2007.  Companies can use the simplified method if they conclude that their stock option exercise experience does not provide a reasonable basis upon which to estimate expected term. SAB No. 110 will not have a significant impact on the Company’s future financial position or results of operations.  Beginning in 2008, for any stock option awards granted, the Company’s computation of expected life will be based on its historical stock option exercise experience as outlined in Statement No. 123R.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), Business Combinations (“Statement No. 141R”).  Statement No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date.  Statement No. 141R is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2009. The provisions of Statement No. 141R will not impact the Company’s financial statements for prior periods.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“Statement No. 160”).  Statement No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Statement No. 160 is effective as of January 1, 2009 for the Company. The Company has not yet determined the impact that the adoption of Statement No. 160 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (“Statement No. 159”).  Statement No. 159 permits entities to elect, at specified election dates, to measure eligible financial instruments and certain other items at fair value.  An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred.  Statement No. 159 is effective as of January 1, 2008 for the Company.  The Company has not yet determined the impact that the adoption of Statement No. 159 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“Statement No. 157”).  Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Under Statement No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  It also clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability.  This Statement applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, this Statement does not require any new fair value measurements, however, for some entities, the application of Statement No. 157 could change current practices.  Statement No. 157 will be effective for the Company on January 1, 2008.  The FASB has deferred the adoption of Statement No. 157 for nonfinancial assets and nonfinancial liabilities for fiscal years beginning after November 15, 2008.  The Company has not yet determined the impact that the adoption of Statement No. 157 will have on its financial statements.

In November 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 07-1 Accounting for Collaboration Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-1”).  EITF 07-1 provides guidance on how the parties to a collaborative agreement should account for costs incurred and revenue generated on sales to third parties, how sharing payments pursuant to a collaboration agreement should be presented in the income statement and certain related disclosure questions.  EITF No. 07-1 will be effective for the Company as of January 1, 2009.  An entity will report the effects of applying EITF No. 07-1 as a change in accounting principle through retrospective application to all prior periods presented for all arrangements existing as of the effective date.  The Company has not yet determined the impact that the adoption of EITF No. 07-1 will have on its financial statements.